SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

H.B. Fuller Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

Dear Shareholder:

Our 2011 Annual Meeting of Shareholders will be held on Thursday, April 14, 2011, at the H.B. Fuller Company headquarters in St. Paul, Minnesota. The meeting will begin promptly at 2:00 p.m. Please join us. Parking at our headquarters building for attendance at the meeting is complimentary.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the business to be conducted at the meeting.

For the second consecutive year, we have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the Internet. We believe that this method of delivery allows us to provide you with the information you need, while reducing printing and delivery expenses.

Your vote on the proposals is important. Whether or not you attend the Annual Meeting of Shareholders, we encourage you to vote your shares to make certain that you are represented at the meeting. You may vote via the Internet or if you received a printed copy of the proxy materials, by telephone or by mailing a proxy or voting instruction card.

I look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ James J. Owens
James J. Owens
President and Chief Executive Officer

March 2, 2011

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 14, 2011, at 2:00 p.m. Central Time

Place:	H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota

Items of Business:	The election of three directors named in the attached Proxy Statement for a three-year term.

A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached Proxy Statement.

A non-binding advisory vote on the frequency of an advisory vote on executive compensation.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending December 3, 2011.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 16, 2011.

Voting by Proxy:	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting in person, we encourage you to submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled “Questions and Answers about the Meeting” beginning on page 1 of this Proxy Statement, or if you received printed proxy materials, the enclosed proxy or voting instruction card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors
/s/ Timothy J. Keenan
Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

March 2, 2011

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 14, 2011

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 14, 2011, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended November 27, 2010 available to our shareholders on or about March 2, 2011.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These include the election of three directors, a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”), and a non-binding advisory vote on frequency of an advisory vote on executive compensation (the “Frequency of Say on Pay Proposal”) and ratification of the appointment of our independent registered public accounting firm.

We will also consider any other business that may properly be presented at the meeting, and management will report on H.B. Fuller’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote “FOR” each of the nominees for director, “FOR” the Say on Pay Proposal, for the “THREE YEAR” frequency for the Frequency of Say on Pay Proposal and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December  3, 2011.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 16, 2011, you are entitled to vote at the meeting.

As of the record date, 49,417,369 shares of Common Stock were outstanding and eligible to vote.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three executive officers, James J. Owens, James R. Giertz and Timothy J. Keenan, have been designated as the proxies to cast the votes of our shareholders at our 2011 Annual Meeting of Shareholders.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, such as the H.B. Fuller Company 401(k) & Retirement Plan (sometimes referred to as the “401(k) Plan” in this Proxy Statement), you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive a voting instruction card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 49,417,369 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee, or nominee.

If you hold shares in the 401(k) Plan, please refer to the voting instructions that are provided to you. The Plan trustee will vote your shares as you instruct.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “Can I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote such shares at the meeting.

What vote is required for the proposals to be approved?

With respect to the election of directors, the three director nominees receiving the most votes for their election will be elected directors. With respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say on Pay Proposal, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each matter is required, provided that the total number of shares of Common Stock that vote on the proposal represents more than 25% of the shares outstanding on the record date. With respect to the Frequency of Say on Pay Proposal, the frequency selected by shareholders will be determined based on a plurality of the votes cast. This means that the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of KPMG LLP and on the Say on Pay Proposal. Shareholders may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on the Frequency of Say on Pay Proposal.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on the Frequency of Say on Pay Proposal, this will have no effect on the frequency that is selected by shareholders. If you ABSTAIN from voting on any other proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors, the Say on Pay Proposal, or the Frequency of Say on Pay Proposal without instructions from you.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card or voting instruction card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the Say on Pay Proposal;

•	for the THREE YEARS frequency on the Frequency of Say on Pay Proposal;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending December 3, 2011; and

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them or you are a participant in the H.B. Fuller Company 401(k) & Retirement Plan. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Are the proxy and related materials available electronically?

Yes.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 14, 2011

Our Proxy Statement and 2010 Annual Report, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

Will any other business be considered at the meeting?

Our Bylaws provide that a shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us. No shareholder has given the timely notice required by our Bylaws in order to present a proposal at the annual meeting. Our Board of Directors does not intend to present any other matters for a vote at the annual meeting. If you wish to present a proposal at the 2012 Annual Meeting, please see “How can a shareholder present a proposal at the 2012 Annual Meeting?” As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its shareholders.

How can a shareholder present a proposal at the 2012 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2012 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on November 3, 2011. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and with the requirements set forth in our Bylaws. Please contact our Corporate Secretary for a copy of such regulations and for a description of the steps outlined in our Bylaws that must be taken to present such a proposal.

If a shareholder wishes to present a proposal at the 2012 Annual Meeting that would not be included in our Proxy Statement for such meeting, the shareholder must provide notice to us no later than January 15, 2012 and no earlier than December 16, 2011. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2010 Annual Report on Form 10-K?

Our 2010 Annual Report, including our Annual Report on Form 10-K for the year ended November 27, 2010, accompanies this Proxy Statement. The 2010 Annual Report, including our Form 10-K is also available in the “Financial” section of our Investor Relations page of our website, www.hbfuller.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 28, 2011. The table also shows the beneficial ownership of H.B. Fuller Common Stock of all directors and executive officers of H.B. Fuller as a group. In general, “beneficial ownership” includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying phantom stock units that may be acquired, in certain circumstances, within 60 days. The detail of beneficial ownership is set forth in the following table. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of H.B. Fuller Common Stock.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Mairs and Power, Inc.	3,928,099	(1)	7.97%
BlackRock, Inc.	3,783,558	(2)	7.67%
Artisan Partners Holdings LP	3,720,233	(3)	7.55%
FMR LLC	2,870,605	(4)	5.82%
The Vanguard Group, Inc.	2,588,741	(5)	5.25%
Juliana L. Chugg	12,571	(6)(7)	*
Thomas W. Handley	4,893	(6)(7)	*
J. Michael Losh	65,991	(6)	*
Lee R. Mitau	85,449	(6)(7)	*
Alfredo L. Rovira	25,078	(6)	*
John C. van Roden, Jr.	26,274	(6)	*
R. William Van Sant	27,459	(6)	*
James J. Owens	94,440	(8)	*
Michele Volpi	124,798	(9)	*
James R. Giertz	103,757	(10)	*
Steven Kenny	23,986	(11)	*
Ann B. Parriott	101,702	(12)	*
Barry S. Snyder	72,701	(13)	*
All directors and executive officers as a group (15 people)	980,111	(14)	1.96%

*	Indicates less than 1%.

(1)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 8, 2011 reporting beneficial ownership as of December 31, 2010. Mairs and Power, Inc., an investment advisor, reported that it has sole voting power over 3,304,800 shares and sole dispositive power over all of the shares. The interest of one entity, Mairs and Power Growth Fund, Inc., an investment company registered under the Investment Company Act of 1940, in the Common Stock of H.B. Fuller Company amounted to 2,980,000 shares at December 31, 2010. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 4, 2011 reporting beneficial ownership as of December 31, 2010. BlackRock, Inc., a parent holding company, reported that it has sole voting power and sole dispositive power over all of the shares. The holder’s address is 40 East 52nd Street, New York, New York 10022.

(3)	This information is based on a Schedule 13G filed with the SEC on February 11, 2011 by Artisan Partners Holdings LP (“Artisan Holdings”) reporting beneficial ownership as of December 31, 2010. The report was also filed on behalf of Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. (“Artisan Funds”). Artisan Partners is an investment adviser registered under the Investment Advisers Act of 1940. Artisan Funds is an investment company under Section 8 of the Investment Company Act. Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The report states that the shares reported therein were acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners and Artisan Holdings are entitled to receive all dividends from, and proceeds from the sale of, those shares. The holder reported that it has shared voting power over 3,567,033 shares, and shared dispositive power over all of the shares. The holder’s address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 14, 2011 reporting beneficial ownership as of December 31, 2010. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 17,700 shares and dispositive power over all of the shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 2,852,905 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,852,905 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners directly or through trusts of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. FIL Limited (“FIL”), which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors, beneficially owns 17,700 shares. The holder’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	This information is based on a Schedule 13G/A filed with the SEC on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The Vanguard Group, Inc., an investment adviser, reported that it has sole voting power and shared dispositive power over 73,665 shares and sole dispositive power over 2,515,076 shares. The holder’s address is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(6)	Includes phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation” that may be acquired, in certain circumstances, within 60 days. The number of units credited to each director participating in this plan that may be acquired within 60 days is as follows:

Juliana Chugg	11,207	Alfredo L. Rovira	23,139
Thomas W. Handley	3,585	John C. van Roden, Jr.	11,313
J. Michael Losh	62,217	R. William Van Sant	9,253
Lee R. Mitau	42,799

Excludes phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation” that are not able to be acquired within 60 days. The number of units credited to each director participating in this plan that are excluded from the table is as follows:

Lee R. Mitau	52,255	William R. Van Sant	44,220
John C. van Roden, Jr.	3,584

None of the phantom stock units are entitled to vote at the meeting.

(7)	Includes the following shares of restricted Common Stock awarded under either the 1998 Directors’ Stock Incentive Plan or the 2009 Director Stock Incentive Plan, including shares acquired upon reinvestment of dividends:

Juliana Chugg	1,364	Lee R. Mitau	16,575
Thomas W. Handley	1,309

(8)	Includes 42,532 shares of restricted Common Stock subject to forfeiture, 319 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan, 450 shares held jointly by Mr. Owens’ wife and son and over which he does not have voting control and 38,503 shares that could be issued pursuant to stock options which are currently exercisable.

(9)	Includes 124,798 shares that could be issued pursuant to stock options which are exercisable as of January 28, 2011. Excludes 3,170 phantom stock units credited to Mr. Volpi’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. None of the phantom stock units are entitled to vote at the meeting.

(10)	Includes 38,371 shares of restricted Common Stock subject to forfeiture, 1,098 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan and 46,319 shares that could be issued pursuant to stock options which are currently exercisable.

(11)	Includes 19,975 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 21,413 restricted stock units which are subject to forfeiture and which are not entitled to vote at the meeting.

(12)	Includes 19,434 shares of restricted Common Stock subject to forfeiture, 1,034 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan and 69,183 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 492 phantom stock units credited to Ms. Parriott’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. None of the phantom stock units are entitled to vote at the meeting.

(13)	Includes 27,737 shares of restricted Common Stock subject to forfeiture, 404 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan and 41,576 shares that could be issued pursuant to stock options which are currently exercisable.

(14)	Includes 150,164 shares of restricted Common Stock subject to forfeiture, 16,668 shares held in trust under the H.B. Fuller Company 401(k) & Retirement Plan, 472,916 shares that could be issued pursuant to stock options which are currently exercisable and 164,186 phantom stock units credited to directors’ and executive officers’ individual H.B. Fuller Common Stock accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan that may be acquired, in certain circumstances, within 60 days. Excludes 109,794 phantom stock units credited to the individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan that may not be acquired within 60 days. Excludes 46,360 restricted stock units which are subject to forfeiture. Neither the restricted stock units nor any of the phantom stock units in the Directors’ Deferred Compensation Plan or the Key Employee Deferred Compensation Plan are entitled to vote at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the SEC. These reports are available for review on our website: www.hbfuller.com, in the “Financial” section of the Investor Relations page. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2010 except for two Form 4 filings that were not timely filed due to administrative error: (a) one relating to a filing that was amended for Mr. Losh to correct the originally reported number of securities acquired on Table II on June 30, 2010, and (b) another filing for Mr. Kenny relating to a grant of stock options on October 1, 2010.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of eight directors and divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the annual meeting.

At the annual meeting, three persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2014 annual meeting and until their successors are duly elected and qualified. The three nominees for election as Class III directors are J. Michael Losh, Lee R. Mitau and R. William Van Sant, all of whom are currently directors. All of the nominees have agreed to serve as a director if elected. Following the annual meeting, the Board will be comprised of eight directors. Pursuant to our Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a shareholder may suggest a person to be a nominee to the Board, see “How can a shareholder suggest a candidate for election to the Board?”

Unless earlier terminated due to retirement or resignation, the term of office for Class I directors, consisting of Juliana L. Chugg, Thomas W. Handley and Alfredo L. Rovira, will expire at the annual meeting in 2012 and the term of office for Class II directors, consisting of John C. van Roden, Jr. and James J. Owens, will expire at the annual meeting in 2013. All of the directors except Mr. Handley and Mr. Owens, who were appointed during fiscal 2010, were elected to the Board of Directors by the shareholders.

If, for any reason, any nominee becomes unable to serve before the election, we will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2011.

Class III (Term Ending in 2011)

J. Michael Losh
Age:	64
Director Since:	2001
Principal Occupation:	Private Investor
Business Experience:	Mr. Losh was the interim Chief Financial Officer of Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio, from July 2004 to May 2005. He was the Chairman of Metaldyne Corporation (now a wholly-owned subsidiary of Asahi Tec Corporation), a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. Mr. Losh brings a wealth of global operating, financial and accounting experience through his 36-year career at General Motors, where he held a variety of roles in the United States, Brazil and Mexico, including Chief Financial Officer from 1994 to 2000. Mr. Losh meets all of the criteria to act as our audit committee financial expert. He also contributes extensive audit committee and corporate governance expertise, gained through his service on several other public company boards. Mr. Losh has served on the Board of H.B. Fuller Company since 2001 and has developed an in-depth knowledge of our Company and its businesses. He has been Chair or Co-Chair of the Audit Committee since 2003.
The Board of Directors has determined that Mr. Losh is an audit committee financial expert as that term is defined under the rules of the SEC.
Other Directorships:

AMB Property Corp., AON Corporation, CareFusion Corporation, MASCO Corporation, and TRW Automotive Holdings Corporation.

In addition to H.B. Fuller’s Audit Committee, Mr. Losh serves on the audit committees of AMB Property Corp., AON Corporation, CareFusion Corporation, MASCO Corp. and TRW Automotive Holdings Corp. The Board of Directors of H.B. Fuller has determined that such simultaneous service does not impair Mr. Losh’s ability to effectively serve on our Audit Committee. This determination reflects Mr. Losh’s experience and understanding of financial statements, accounting principles and controls and audit committee functions gained throughout his professional career, and his availability to devote time and attention to his service on each committee.

Lee R. Mitau
Age:	62
Director Since:	1996, Chairman of the Board since December 2006.
Principal Occupation:	Executive Vice President and General Counsel, U.S. Bancorp, a bank holding company headquartered in Minneapolis, Minnesota.
Business Experience:	Mr. Mitau has been Executive Vice President and General Counsel of U.S. Bancorp since 1995. Mr. Mitau, also our Chairman of the
Board, Chair of our Corporate Governance and Nominating Committee and a member of our Compensation Committee, has extensive public company legal and governance expertise. He is widely recognized as an expert in the area of corporate governance and is a highly regarded and sought after speaker in this discipline. He has gained expertise in the areas of corporate governance, corporate finance and mergers and acquisitions through his career as a practicing attorney with a global law firm, where he headed the firm’s corporate and securities practice, and as the Executive Vice President, General Counsel and Secretary of U.S. Bancorp. In addition, since 1990, Mr. Mitau has served on the board of Graco Inc., where he is currently Chairman of the Board. Mr. Mitau has served on the Board of H.B. Fuller Company since 1995 and has developed an in-depth knowledge of our Company and its businesses. Mr. Mitau’s unique combination of experiences makes him particularly well-qualified to serve as our Chairman.
Other Directorships:	Mr. Mitau is Chairman of the Board of Graco Inc.

R. William Van Sant
Age:	72
Director Since:	2001
Principal Occupation:	Operating Partner, Stone Arch Capital, LLC, a private equity fund based in Minneapolis, Minnesota.
Business Experience:	Mr. Van Sant joined Stone Arch Capital, LLC as an Operating Partner in January 2008. He served as President and Chief Executive Officer of Paladin (a Dover Company), a manufacturer of heavy-duty construction products headquartered in Cedar Rapids, Iowa, from August 2006 to December 2007 and he served as Chairman at Paladin from July 2005 to August 2006. In addition, he previously served as Chairman and Chief Executive Officer of Paladin from October 2003 to July 2005. Mr. Van Sant was also an Operating Partner of Norwest Equity Partners, a leveraged buyout capital firm headquartered in Minneapolis, Minnesota, from 2001 to August 2006. Mr. Van Sant brings to our Board his expertise in management, finance and manufacturing operations, experience he has acquired over many years as a director, chairman or CEO with a variety of manufacturing companies, including Graco Inc. (where he chairs the Compensation Committee), Paladin (a Dover Corporation company), Nortax Inc., Lukens, Inc., Blount Inc. and Cessna Aircraft Company. He also held progressively larger roles over a nearly 30-year career at John Deere Company, and has more recently served as an operating partner with two private equity firms, Stone Arch Capital, LLC, and Norwest Equity Partners. As a result, Mr. Van Sant brings a wealth of manufacturing, corporate finance, merger and acquisition and governance experience to our Board. In addition, Mr. Van Sant has gained a detailed understanding of our Company and its businesses through his service on our Board since 2001.
Other Directorships:	Mr. Van Sant is a director of Graco Inc.

How can a shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or third party search firms engaged by the Corporate Governance and Nominating Committee identify candidates for consideration by the Committee. No third party search firm was engaged during fiscal 2010. The Corporate Governance and Nominating Committee will review all nominees to the Board of Directors, including an assessment of a nominee’s judgment, experience, independence and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the Board’s needs. The Board of Directors believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Board of Directors considers each of these factors when evaluating director nominees and evaluates the makeup of the Board of Directors with regard to these factors on an ongoing basis as it searches for and asks director nominees to join the Board. The Corporate Governance and Nominating Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite any nominee to join or stand for re-election to the Board. The Committee will consider candidates recommended by any shareholder using the same criteria set forth above. Recommendations may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. No shareholder recommended any candidate during fiscal year 2010.

Two new directors were appointed during fiscal 2010. Mr. Handley was appointed to the Board of Directors in July 2010. Mr. Handley was recommended as a director candidate by our then CEO, Michele Volpi. In considering Mr. Handley, the Board of Directors looked at several factors, including that he brings a valuable operating perspective to our Board of Directors, including relevant experience in the chemical industry and managing global businesses. Mr. Owens was appointed to the Board of Directors in November 2010, at the same time he was appointed President and CEO of the Company. Mr. Owens is the voice of management on our Board of Directors and brings a wealth of adhesives industry experience to our Board of Directors.

See more information about Mr. Handley’s and Mr. Owens’ backgrounds under the heading “Who are the remaining directors?” below.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms also provided the following information about themselves as of January 31, 2011.

Class I (Term Ending in 2012)

Juliana L. Chugg
Age:	43
Director Since:	2007
Principal Occupation:	Senior Vice President, President Meals Division, General Mills, Inc., a manufacturer and marketer of consumer food products, located in Minneapolis, Minnesota.
Business Experience:	Ms. Chugg has been with General Mills, Inc. since September 1996. Prior to her appointment as Senior Vice President and President, Meals Division in 2010, she served as Senior Vice President, President of Pillsbury USA from June 2006 to November 2010 and as Vice President and President Baking Division from August 2004 to June 2006. Prior to that appointment she served in Australia as the Managing Director of General Mills from June 1999 to August 2004. Prior to that appointment she served as the Marketing Director. Ms. Chugg has valuable expertise in the areas of developing, marketing and branding innovative products, and also in human resources development. In addition, she has a global perspective having operated significant businesses for General Mills in both Australia and the United States. Ms. Chugg has served on our Board since 2007 and she is also a current director and member of the Audit and Nominating and Governance Committees at VF Corporation, a leading apparel products company listed on the NYSE.
Other Directorships:	Ms. Chugg is a director of VF Corporation.

Thomas W. Handley
Age:	56
Director Since:	2010
Principal Occupation:	President, Global Food & Beverage Sector, Ecolab Inc., a $6 billion dollar global company providing cleaning, sanitizing, food safety and infection control products and services to the foodservice, food processing, healthcare and hospitality industries located in St. Paul, Minnesota.
Business Experience:	Mr. Handley has been with Ecolab Inc. since August 2003. Prior to his appointment as President of Ecolab’s global Food & Beverage Sector in September 2009, Mr. Handley served as President – Industrial and Services North America Sector from December 2007 to August 2009 and as Executive Vice President – Industrial Sector from April 2006 to November 2007. Prior to this he served as Executive Vice President of the Specialty and Services Sector from January 2004 to March 2006 and as Ecolab’s Senior Vice President of Strategic Planning from August to December of 2003. Before joining Ecolab, he held various management positions with The Procter & Gamble Company (P&G) from 1981 to 2003, including Vice President and General Manager for P&G’s paper products businesses in Japan and Korea as well as a Vice President for the Global Feminine Care business. Mr. Handley also managed various businesses in Mexico and Latin America for P&G. Mr. Handley brings a valuable operating perspective to our Board due to his broad experience in a variety of markets and businesses both domestically and internationally while at P&G and Ecolab. He also has experience with increasing Ecolab’s presence in new markets, something which is critical to H.B. Fuller’s growth strategy. In addition, Mr. Handley has governance experience in a variety of settings, both from a management perspective at Ecolab and as a board member of several non-profit organizations and foundations.

Alfredo L. Rovira
Age:	65
Director Since:	2003
Principal Occupation:	Managing partner of the law firm of Brons & Salas, Abogados and Co-Chair of the Corporate Law Department of that firm, located in Buenos Aires, Argentina.
Business Experience:	Mr. Rovira has been associated with Brons & Salas since 1970, has served as managing partner since April 1992, and has served, first as Chairman since 1984 and later as Co-Chair of the Corporate Law Department, since April 1992. Mr. Rovira has extensive experience as a recognized legal expert in the areas of corporate, securities and merger and acquisition law through his practice at his Argentina law firm, Brons & Salas, where he serves as Co-Chairman of the Corporate Law Department. He also has extensive experience as an arbitrator involving both domestic and multinational companies. Mr. Rovira also is a Professor of Business Law, University of Buenos Aires School of Law. Mr. Rovira brings a global perspective to our Board and his experience is especially valuable as it relates to our Latin America businesses, for which he served as legal counsel in Argentina for several years prior to his joining the Board. Mr. Rovira has served on the Board of H.B. Fuller Company since 2003. Based on his service on our Board in combination with his years of service as the Company’s Argentina legal counsel, Mr. Rovira has developed an in-depth knowledge of our Company and its businesses.

Class II (Term Ending in 2013)

John C. van Roden, Jr.
Age:	61
Director Since:	2003
Principal Occupation:	Chairman of the Board, Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies.
Business Experience:	Mr. van Roden has served as Chairman of the Board of Airgas, Inc. since September 2010. Prior to this appointment, Mr. van Roden was a private investor. In February 2005, Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of Glatfelter, Inc., a global supplier of specialty papers and engineered products, and served in that capacity until January 2007, at which time he became a consultant. Mr. van Roden brings a broad range of management and finance experience to our Board. During the course of his career, Mr. van Roden has held leadership roles in the finance area for a number of public companies, including as the Chief Financial Officer of Glatfelter, Inc., Conectiv (energy) and Lukens, Inc. (specialty steel manufacturer). This expertise along with his extensive experience serving on the boards of several other public companies, including Chairman of the Board of Airgas, Inc., provides additional depth to our Board’s leadership and governance capabilities. Mr. van Roden has served on the Board of H.B. Fuller Company since 2003 and, in this capacity, has developed extensive knowledge of our Company and its businesses.
Other Directorships:	Mr. van Roden is Chairman of the Board of Directors of Airgas, Inc., and a director of Penn Virginia GP Holdings, L.P. and Horsehead Corporation.

James J. Owens
Age:	46
Director Since:	2010
Principal Occupation:	President and Chief Executive Officer, H.B. Fuller Company.
Business Experience:	Mr. Owens was appointed President and Chief Executive Officer of H.B. Fuller Company in November 2010. Prior to that appointment, he served as Senior Vice President, Americas from January to November 2010 and as Senior Vice President, North America from August 2008 to January 2010. Prior to joining H.B. Fuller Company, Owens served as Senior Vice President to Henkel Corporation, a global manufacturer of home care products, cosmetics/toiletries and adhesives products, from April to August 2008 and Corporate Vice President and General Manager, National Adhesives from December 2004 to– April 2008. Mr. Owens spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited) in a variety of management positions, including vice president and general manager, Europe/Middle East and Africa; corporate vice president and general manager of the North American adhesives business; business director for the pressure sensitive and laminating adhesives businesses; marketing manager; and technical services manager. As President and Chief Executive Officer of H.B. Fuller Company and through his career-long experience in the adhesives industry, Mr. Owens brings to the Board discussions and deliberations deep knowledge of the industry and he is the voice of management on the Board. He also brings unique experience gained as a result of his service on the Board of Directors for the Adhesives and Sealants Council for the past seven years, most recently as Chairman.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board has followed in governing H.B. Fuller. The guidelines are available for review on our website: www.hbfuller.com, in the “Governance” section of the Investor Relations page.

Code of Business Conduct

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this Code of Business Conduct is available for review on our website at www.hbfuller.com, in the “Governance” section of the Investor Relations page.

Communications with Directors

Any shareholder or other interested party may contact the Board, independent directors as a group, any committee or an individual director, by mailing a letter addressed to the Board, independent directors, committee or individual director in care of the Corporate Secretary. The Corporate Secretary reviews all communications, and after ascertaining whether such communications are appropriate to the duties and responsibilities of the Board, will forward such correspondence to the directors for their information and consideration. The Board has requested that the Corporate Secretary not forward the following types of communications to the Board: general solicitations for business or products, job applications or resumes, and any material that does not relate to the responsibilities of the Board.

Director Independence

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”), the Board has determined that all current Board members, other than Mr. Owens, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with H.B. Fuller. In assessing the materiality of any person’s relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between H.B. Fuller and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

The Board of Directors reviewed certain transactions between H.B. Fuller and our directors and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. Mr. Mitau and Ms. Chugg recused themselves from this review and determination as it related to the entities with which they are affiliated. The Board considered lending, trustee and credit card services between the Company and U.S. Bank (a commercial bank providing banking, brokerage, insurance, investment, mortgage, trust and payment services), the holding company of which Lee R. Mitau is the Executive Vice President and General Counsel. The Board also considered customer-supplier transactions between the Company and General Mills, Inc. (a manufacturer and marketer of consumer food products), of which Juliana Chugg is a Senior Vice President. After consideration of these relationships, the Board of Directors determined that the directors had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with U.S. Bank and General Mills, Inc. fall below the thresholds set by the NYSE for director independence.

Meetings of the Board and Board Committees

Directors are expected to attend the Annual Meeting of Shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. The Board, the Compensation Committee and the Corporate Governance and Nominating Committee each held five scheduled meetings during the 2010 fiscal year. The Audit Committee held fourteen meetings during the 2010 fiscal year, five of which were teleconference meetings. During the fiscal year, the directors attended greater than 75% of the meetings of the Board and Board committees on which the directors served. In addition, all of the then-serving directors attended our Annual Meeting of Shareholders held on April 15, 2010.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of H.B. Fuller. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on our website: www.hbfuller.com in the “Governance” section of the Investor Relations page. When necessary, the Board may also establish ad hoc committees to address specific issues.

Audit Committee

J. Michael Losh (Chair)	Juliana L. Chugg
Thomas W. Handley	Alfredo L. Rovira

Number of Meetings in fiscal year 2010:    Fourteen

Functions:    The Audit Committee appoints the independent registered public accounting firm to audit our consolidated financial statements, oversees the audit and the independence and performance of our independent registered public accounting firm, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent registered public accounting firm, oversees our internal audit function, reviews the performance of our retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. In addition, the Audit Committee reviews the Company’s risk management policies and procedures to assess their adequacy and appropriateness in the context of the Company’s business and operating environment. This Committee also monitors compliance with our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the NYSE and the applicable rules and regulations of the SEC. Independence is considered and determined by the Board of Directors. The Board of Directors has also determined that Mr. J. Michael Losh satisfies the requirements of an audit committee financial expert as such term is defined under the rules and regulations of the SEC. The Audit Committee Report for fiscal year 2010 is included in this Proxy Statement.

Compensation Committee

R. William Van Sant (Chair)	Juliana L. Chugg
Thomas W. Handley	Lee R. Mitau
John C. van Roden, Jr.

Number of Meetings in fiscal year 2010:    Five

Functions:    The Compensation Committee establishes overall compensation programs and practices for executives and reviews and approves compensation, including salary, incentive programs, stock-based awards, retirement plans, perquisites and other supplemental benefits, employment agreements, severance agreements, change in control provisions and other executive compensation items for our executive officers. The Compensation Committee monitors the competitiveness, fairness and equity of our retirement plans and administers our stock-based compensation plans and individual awards.

The Compensation Committee annually reviews and approves compensation for our non-employee directors including retainers, fees, stock-based awards, and other compensation and expense items.

The Compensation Committee may delegate its authority to the Chair of the Compensation Committee to accelerate vesting of outstanding awards. The Committee intends this delegation of authority to be for situations of retirement or termination, and where it is impractical to obtain participation by all Committee members.

The Compensation Committee may use outside compensation consultants to provide compensation advice, competitive survey data and other reference market information related to trends and competitive practices in executive compensation. Beginning in April 2010, the Compensation Committee hired Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee.

A representative of the independent compensation consultant firm may attend Compensation Committee meetings from time to time to serve as a resource for the Compensation Committee. In order to encourage independent review and discussion of executive compensation matters, the Compensation Committee and the committee chair may request meetings with the independent compensation consultant in executive session without management present.

During fiscal 2010, the Compensation Committee asked Buck Consultants to conduct a review and analysis of non-employee director compensation. Buck Consultants presented information regarding director compensation to the Compensation Committee, provided a market data report on director compensation and presented its findings and recommendations for discussion. Buck Consultants provided these services and reported directly to the Compensation Committee Chair.

Prior to the hiring of Buck Consultants, the Compensation Committee hired compensation consultants on an ad hoc basis, using Towers, Perrin, Forster & Crosby, Inc. (now Towers Watson Pennsylvania Inc.) and Mercer (US) Inc. (a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.) during fiscal year 2009. The Compensation Committee retained Buck Consultants to be its independent compensation consultant for fiscal 2010, due to their independence and industry experience. This firm advises the Committee on director and executive compensation, but does no other work for the Company. The Company continues to use Towers Watson for actuarial, benefits, medical plan and employee engagement survey consulting services. In addition, management has also used Hewitt Associates to provide a Black-Scholes value of H.B. Fuller stock to be used in stock option calculations. During fiscal 2010, we purchased broad-based market compensation survey information from Towers Watson and Hewitt Associates. On certain occasions, we also paid Towers Watson to provide us with regression analysis on the general survey information we purchased. See discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee believes that Buck Consultants provided candid, direct and objective advice to the Compensation Committee. To ensure independence:

•	The Compensation Committee directly hired and has the authority to terminate Buck Consultants

•	Buck Consultants is engaged by and reports directly to the Compensation Committee and its chairman

•	Buck Consultants has direct access to all members of the Compensation Committee during and between meetings

•	No Buck Consultants consultant works for the Company

•	Buck Consultants does not provide any other services, other than compensation consulting services, to the Company

•

The Compensation Committee has approved direct interaction between Buck Consultants and management, however, these interactions are generally limited to discussions on behalf of the Compensation Committee and information that is presented to the Compensation Committee for approval

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. Independence is considered and determined by the Board of Directors. The Compensation Committee Report for fiscal year 2010 is included in this Proxy Statement.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	J. Michael Losh
Alfredo Rovira	John C. van Roden, Jr.
R. William Van Sant

Number of Meetings in fiscal year 2010:    Five

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any shareholder proposals.

This Committee considers shareholder recommendations for potential director nominees. See “How can a shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. Independence is considered and determined by the Board of Directors.

Board’s Role in Oversight of Risk

In General

Our Board of Directors has general oversight responsibility for the business and affairs of the Company, including risk management, while our management is responsible for day-to-day operations. During our 2009 fiscal year, management completed a comprehensive enterprise risk assessment whereby it identified, assessed and prioritized a broad range of risks (e.g., financial, operational, strategic, legal and regulatory, reputational and managerial) that could affect our ability to execute on our corporate strategy and fulfill our business objectives. The results of this assessment were shared with our Board of Directors. Since then, we have integrated the risk assessment process into our strategic planning and budgeting processes. As part of these processes, we regularly identify risks and uncertainties that could impact our business operations and strategic initiatives and we formulate plans to manage these risks or mitigate their effects.

At least annually, management reviews with the Board of Directors the Company’s enterprise risk management and assessment processes and their effectiveness. This review is supplemented throughout the year with regular management presentations that highlight material risks and exposures and related initiatives. In addition, oversight of risks directly relating to the responsibilities of the Board committees is undertaken at the committee level. The Audit Committee participates in regular reviews of our processes to assess and manage enterprise risk management and oversees risks and exposures associated with financial matters, internal controls and financial reporting, accounting, tax, ethics and legal matters. The Corporate Governance and Nominating Committee oversees risks and exposures related to corporate governance and compliance and management succession planning. The Compensation Committee oversees risks and exposures associated with the Company’s compensation programs and arrangements. The Board’s leadership structure, as described below in the section titled “Board Leadership Structure” supports its role in risk oversight.

Risk Assessment of Compensation Programs

In fiscal 2010, management conducted a risk assessment of the Company’s policies and programs relating to the compensation of employees, including those that apply to our executive officers. The format of this review was discussed with and approved by the Compensation Committee. This risk assessment included categorizing the Company’s compensation programs across all of our regions by type of program and potential risks in such programs, focusing on risk mitigation factors in the programs and the processes surrounding the payouts of incentive compensation in particular. A cross functional team reviewed the findings of the assessment with several members of executive management and with the Compensation Committee’s independent compensation consultant, Buck Consultants. The review was then presented to the Compensation Committee. Some of the risk mitigation factors by type of plan were as follows (noting that base salary does not encourage risk-taking because it is a fixed amount):

•

Short-term incentive plan: Our short-term incentive program was designed in order to promote an appropriate balance between risk-taking and rewards for achieving results. We include caps on our short-term incentive program that prevent undue risk taking for short-term gains. In addition, our short-term incentive program uses a balance of four to five metrics addressing a combination of growth, profitability and sustainable return. We include earnings per share as one of these measures to align our executive officer incentives with our shareholders’ interests. Finally, our short-term incentive program metrics are aligned with our long-term strategic objectives.

•

Long-term incentive plan: Our long-term incentive program has an important role in managing risk in our compensation programs. When our executive officers receive stock options, restricted stock and/or restricted stock units, and when they are expected to comply with stock ownership guidelines (see discussion under the section titled “Stock Ownership Guidelines” below), they are incented to make decisions with a view toward the long-term interests of shareholders versus making decisions that would affect only short-term gain.

Management discussed the findings of the risk assessment with the Compensation Committee and also with the Audit Committee. Based on the assessment described above, the Company believes that its compensation policies and practices create an appropriate balance between our base salary compensation, short-term incentive compensation and long-term incentive compensation, thereby reducing the possibility of imprudent risk-taking and that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board of Directors has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Separation of these offices is an issue that is to be addressed as part of the Company’s succession planning. When the Chairman and Chief Executive Officer are separate offices, the Chairman will serve as the Presiding Director. However, when the Chief Executive Officer also holds the position of Chairman, a Presiding Director will be appointed by the Board to further the achievement of a strong, independent Board with an appropriate balance between the Board and the Chief Executive Officer. In such cases, the Chair of the Corporate Governance and Nominating Committee shall serve as the Presiding Director.

Mr. Mitau has served as our independent Chairman of the Board since December 2006 and in this capacity has acted as the Presiding Director at Board of Director meetings and during executive sessions of the non-management directors. Our Board has separated the roles of Chairman of the Board and CEO since 2006 because our current CEO and our previous CEO both had limited public company chief executive officer experience at the time of each of their elections to the Board. Mr. Mitau serves as the Chairman of the Board of Graco Inc. and has significant public company experience. The CEO, in consultation with the Chairman, establishes the agenda for each Board meeting. At the beginning of each fiscal year the Chairman also publishes a schedule of topics to be discussed.

Director Retirement Policy

Directors have a mandatory retirement age of 72, unless a waiver of this retirement policy is granted by the Board of Directors. A director who is ending his or her service due to reaching the mandatory retirement age of 72 will end such term at the regular meeting of the Board immediately following the director’s 72nd birthday. Mr. Van Sant reached the mandatory retirement age of 72 during fiscal year 2010. Due to his extensive knowledge and experience with the Company, the Board of Directors determined to waive the mandatory retirement age for Mr. Van Sant and asked him to remain on the Board of Directors to provide consistency during fiscal year 2010 and beyond.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2007, the Board of Directors adopted a written policy and procedures for the review, approval or ratification of transactions with executive officers, directors and nominees for director and their immediate family members. In general, the policy provides that certain transactions with these related persons and their immediate family members and certain transactions with any person who is a security holder known to us to be the beneficial owner of more than five percent of any class of our stock, are subject to the review, approval and/or ratification of the disinterested members of the Audit Committee. If ratification of a transaction is not forthcoming, management must make all reasonable efforts to cancel or annul that transaction. If a transaction with a related party is entered into without the pre-approval of the Audit Committee, it shall not be deemed to violate these policies and procedures, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee for ratification as promptly as reasonably practical after it is entered into or brought to the Company’s attention. All executive officers and directors of H.B. Fuller are informed in writing on an annual basis of these policies and procedures. The Audit Committee may use any process and review any information that it determines is reasonable in order to determine if a transaction is fair and reasonable and on terms no less favorable to H.B. Fuller than could be obtained in a comparable arm’s length transaction with a third party unrelated to H.B. Fuller.

In addition, on an annual basis, each of our directors and executive officers completes a questionnaire and discloses information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must complete a questionnaire no later than the date he or she becomes a member of the Board of Directors. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter.

Our Audit Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires and approves or ratifies, as applicable, any transactions with related persons. The Board of Directors makes a formal determination regarding each director’s independence.

During fiscal year 2010, we had transactions, arrangements and relationships with entities with which some of our related persons, specifically certain of our directors, are affiliated. However, in accordance with the procedures in the Company’s policy, the Audit Committee determined that those related persons had no direct or indirect material interest in those transactions, arrangements and relationships.

DIRECTOR COMPENSATION

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the practices of boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). Similar to our executive compensation policy, the practice of generally aligning to the market median/50th percentile also applies to our director compensation.

2010 Review of Director Compensation

Beginning in April 2010, the Compensation Committee hired Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive and director compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance Section in this Proxy Statement. At the July 2010 meeting, the Compensation Committee reviewed a market analysis conducted by Buck Consultants relating to overall director compensation competitiveness, including annual board retainers, board meeting fees, committee meeting fees, committee chair retainers and annual stock-based awards. The market analysis included our peer group (see section titled “Peer Group Data” in this Proxy Statement) and a subset of our peer group with revenues under $3 billion. After a review of the reference market comparison data, the Compensation Committee determined to maintain the current compensation program for the non-executive directors.

Cash Fees

The following fees are paid to our non-employee directors:

Annual Board retainer	$35,000
Annual retainer for non-executive Chairman of the Board	$70,000
Special annual retainer for R. William Van Sant	$30,000	(1)
Annual retainer for Audit Committee Chair	$10,000
Annual retainer for Compensation Committee Chair and Corporate Governance and Nominating Committee Chair	$7,500
Daily attendance fee for each Board meeting	$1,000
Attendance fee for each Committee meeting, either in person or via telephone	$1,000
Attendance fee for each Committee ad-hoc telephone meeting	$500

(1)	During the July 2009 meeting, the Compensation Committee determined to approve a $100,000 retainer for the Chairman of the Board. However, at that time, the Compensation Committee decided to split the retainer for the Chairman of the Board between Lee Mitau, who receives $70,000 for his services as Chairman of the Board, and R. William Van Sant, who receives $30,000 for special assistance, oversight and guidance he provides to the Chairman of the Board in performing the duties of the Chairman. Because the assistance provided by Mr. Van Sant relates entirely to the role of Chairman of the Board, the Compensation Committee determined to split the Chairman retainer between Mr. Mitau and Mr. Van Sant. The Compensation Committee approved the same retainer fees in July 2010.

Neither Mr. Volpi, our former President and Chief Executive Officer, nor Mr. Owens, our present President and Chief Executive Officer, received separate compensation for serving as a director or for attendance at any meeting.

Travel Reimbursement

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other H.B. Fuller business. If a non-employee director must travel to and from a meeting held in the United States on a day other than the day in which he/she receives any board or meeting fees, the director will be reimbursed $500 per day. For meetings held outside the United States and in the western hemisphere, non-employee directors are reimbursed $500 for travel each way. For meetings held outside the United States and in the eastern hemisphere, non-employee directors are reimbursed $1,000 for travel each way. The purpose of these payments is to reimburse non-employee directors fairly and equitably for significant travel time spent to and from H.B. Fuller Board of Directors meetings and/or committee meetings.

Equity Awards

In addition to the retainer, meeting and attendance fees described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant of shares of restricted Common Stock or an award of Common Stock units to each non-employee director. On July 7, 2010, the Compensation Committee made a discretionary award of 3,560.53 H.B. Fuller Common Stock units to each currently serving non-employee director under the Directors’ Deferred Compensation Plan. This plan is described below. For this award, the Committee approved an award value of $70,000 per director (based on a review of market data) which was divided by the fair market value of our Common Stock on the date of grant to determine the number of units awarded.

In addition, each non-employee director typically receives a one-time grant of H.B. Fuller Common Stock (or its equivalent) upon his/her initial election to the Board. These Common Stock (or its equivalent) awards are granted under our 2009 Director Stock Incentive Plan, which is described below. These shares vest three or four years from the date of grant subject to continued service during that period. In July 2010, Mr. Handley received a grant of 1,300 shares of restricted Common Stock at the time of his initial appointment to the Board. These shares will vest three years from the date of grant subject to Mr. Handley’s service during that period.

Directors’ Deferred Compensation Plan

Under this plan, directors may elect to defer all or a percentage of their retainer, attendance and meeting fees. Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any fees. Directors who elect their retainer, attendance or meeting fees to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainer, attendance or meeting fees into the H.B. Fuller Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The phantom stock units credited to the directors’ accounts do not have voting rights. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. As described above, during fiscal year 2010, the Committee exercised this discretion and awarded each non-employee director 3,560.53 H.B. Fuller Common Stock units under this plan.

Any amounts deferred under this plan are paid in shares of H.B. Fuller Common Stock or cash (depending on the election made by the director) at the earliest to occur of:

•

The later of the date of the director’s retirement (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or such other date as elected and specified by the director, which is subject to approval by the Compensation Committee and is made only at the time of the director’s initial elections and is irrevocable;

•	disability;

•	death;

•	the date of a change in control of H.B. Fuller; or

•	the date of termination of the plan.

2009 Director Stock Incentive Plan

Under this plan, we may issue to non-employee directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. In addition, shares of H.B. Fuller Common Stock are issued under this plan to satisfy any requirements under the Directors’ Deferred Compensation Plan. The Compensation Committee determines the type, amount and other terms and conditions of any awards under this plan.

Physical Examinations

Non-employee directors are reimbursed for an annual physical examination and related expenses. In fiscal year 2010, none of the members of the Board of Directors received physical examinations.

Matching Gifts to Education Program

Under this program, we match a non-employee director’s contributions (up to $1,000) to eligible educational institutions. These amounts are shown in the “All Other Compensation” column of the “Director Compensation Table” in this Proxy Statement.

Director Compensation Table—Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Juliana L. Chugg	59,500	70,000	395	129,895
Thomas W. Handley	24,671	95,558	184	120,413
J. Michael Losh(3)	70,000	70,000	8,000	148,000
Lee R. Mitau(4)	133,500	70,000	19,936	223,436
Alfredo L. Rovira	60,500	70,000	-	130,500
John C. van Roden, Jr.(5)	56,500	70,000	717	127,217
William R. Van Sant(6)	93,500	70,000	10,350	173,850

(1)	The amounts in this column are calculated based on the fair market value of our Common Stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each non-employee director received an award of 3,560.53 Common Stock units on July 7, 2010 with a grant date fair value of $70,000. Mr. Handley’s amount also includes an amount related to the one-time grant of restricted stock upon his election to the Board of Directors.

The aggregate number of shares of restricted H.B. Fuller Common Stock and deferred stock units held by each non-employee director as of November 27, 2010 were as follows:

Name	Shares of Restricted Stock (#)	Deferred Common stock Units (#)
Juliana L. Chugg	1,364	11,207
Thomas W. Handley	1,309	3,585
J. Michael Losh	0	61,359
Lee R. Mitau	16,575	93,364
Alfredo Rovira	0	23,139
John C. van Roden, Jr.	0	14,897
R. William Van Sant	0	52,308

No non-employee director held any stock options as of November 27, 2010.

(2)	These amounts represent the following: for Ms. Chugg, dividends paid on unvested restricted stock; for Mr. Handley, dividends paid on unvested restricted stock; for Mr. Losh, a 10% company match pursuant to the H.B. Fuller Company Directors’ Deferred Compensation Plan (2008 Amendment and Restatement), as amended (the “DDCP-2008”), in the amount of $7,000 and a matching gift by H.B. Fuller to a qualified educational institution of $1,000; for Mr. Mitau, dividends paid on unvested restricted stock of $5,586, a 10% company match pursuant to the DDCP-2008 in the amount of $13,350 and a matching gift by H.B. Fuller to a qualified educational institution of $1,000; for Mr. van Roden, a 10% company match pursuant to the DDCP-2008; and for Mr. Van Sant, a 10% company match pursuant to the DDCP-2008 in the amount of $9,350 and a matching gift by H.B. Fuller to a qualified educational institution of $1,000.

(3)	Mr. Losh elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $70,000 into 3,722 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(4)	Mr. Mitau elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $133,500 into 7,120 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(5)	Mr. van Roden elected to receive his December meeting fees and one-third of his fourth quarter retainer in Common Stock units in lieu of cash. That election resulted in the conversion of $7,173 into 360 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(6)	Mr. Van Sant elected to receive 100% of his annual retainer and meeting fees in Common Stock units in lieu of cash. That election resulted in the conversion of $93,500 into 4,977 Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

Stock Ownership Guidelines

We have and maintain goals for stock ownership by all non-employee directors. Our goal for director stock ownership is five times the annual board retainer within five years of becoming a director. A review of director stock ownership was conducted using June 30, 2010 stock values. At the time of this review, all directors had met or exceeded this goal except for Ms. Chugg, who became a director in April 2007 and therefore has not been a director for five years. However, Ms. Chugg is only slightly below her ownership target. Mr. Handley was not included as part of this review as he joined the Board of Directors effective July 6, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers”). This discussion and analysis focuses on the information contained in the tables and accompanying footnotes and narrative for fiscal year 2010 which follow this Compensation Discussion and Analysis. We discuss compensation actions taken during fiscal years 2009 and 2011 to the extent they enhance the understanding of our executive compensation program for fiscal year 2010.

Fiscal 2010 Business Conditions and Results. Business conditions in fiscal 2010 were difficult. In our Annual Report on Form 10-K for fiscal year 2009, the Company indicated that it believed there was a significant amount of uncertainty for fiscal year 2010 with regard to end-market demand and that we did not anticipate a quick return to pre-recession demand levels. We also stated that we believed gross profit margin would come under pressure in fiscal 2010 because we expected raw material costs to increase. In fact raw material costs were one of the biggest issues we faced during this fiscal year. We also experienced subdued end market demand in our North America region.

In fiscal 2010, we increased our net revenues by nearly 10 percent over fiscal 2009. This increase included growth in almost every market segment and geography in the world. While most companies experienced growth in fiscal 2010 over the down year of 2009, we believe that our growth rate exceeded the market growth rate. Second, although our margins declined in fiscal 2010, in a very difficult raw material environment, we delivered an adjusted gross margin that was only 70 basis points below last year’s gross margin – a year in which we achieved a record high gross margin. Finally, we made progress in shifting our business portfolio toward future strategic growth opportunities. Our Asia Pacific region posted double digit organic revenue growth, opened a new production facility for high-technology adhesives and completed a strategic acquisition in Malaysia. Our EIMEA region had organic growth of nearly 14 percent in fiscal 2010. Also, this region’s business portfolio was enhanced as a non-core product line was discontinued and growth accelerated in strategic emerging markets. Our earnings per share were up nine percent over fiscal 2009, just short of our target range of 10 to 15 percent annual growth. Finally, for the 41st consecutive year in a row, we implemented an increase in the amount of our dividend that we pay to shareholders, with a three percent increase this year. Please also see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section in our Annual Report on Form 10-K for more information on our fiscal year 2010 financial performance.

Fiscal 2010 Compensation Actions. In setting the financial metrics for our short-term incentives program for fiscal year 2010, our Compensation Committee reviewed company performance expectations and budgeted targets. The annual short-term incentive award targets were set based on predetermined ranges for the achievement of the established performance measures. The targets that were set were considered to be challenging, but achievable. Due primarily to the strong earnings per share performance, overall payouts for our named executive officers under the short-term incentive program ranged from 108% to 130% of target. Please see the table in the section titled “Analysis of Fiscal 2010 Short-Term Incentive Awards” below.

In February 2010, the Compensation Committee increased the pay of Mr. Volpi to align his pay with the midpoint of the CEO salary range. When Mr. Owens became CEO and President late in fiscal 2010, the Compensation Committee increased his pay in recognition of the change in role and responsibilities.

Changes to Our Executive Compensation Program. In general, the economic environment of the last two years has not changed our approach to our executive compensation program. We continue to use base salary, a short-term cash incentive program and a long-term incentive program with equity grants to attract and motivate our executive officers to achieve results that are in the long-term best interest of our shareholders. We generally align to the market median for the three main elements of compensation and we review these elements each year. However, we did make some changes to our executive compensation programs during the year, including:

•	Adding a performance objective into the restricted stock grant to our CEO;

•	Changing the mix of stock options and restricted stock/restricted stock units and the value of these grants to better reflect market practice;

•

The Compensation Committee hiring an independent compensation consultant, who reports directly to the Compensation Committee and does no other work for the Company other than to provide ongoing advice and information regarding design and implementation of the Company’s executive and non-employee director compensation programs; and

•

Adding language to our stock award agreements that provides that such awards are subject to present and future clawback policies regarding incentive-based compensation, which the Company expects to adopt when the SEC completes final rulemaking later in 2011.

Philosophy

The philosophy of our executive compensation program is to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance that creates long-term value for our shareholders. We have designed and implemented our compensation programs for our executive officers to meet three principal goals:

•	Attract and retain executive officers;

•	Motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value, without undue risk-taking; and

•	Support H.B. Fuller’s core beliefs and culture by promoting equity among executive officer positions, while considering external competitiveness and job responsibilities.

To meet these goals, H.B. Fuller has the following guidelines:

•	Pay compensation that is competitive with the practices of companies in a broad number of industries, as well as in the chemical industry, with revenues comparable to our revenues;

•	Pay for performance by setting challenging performance goals for our executive officers and providing a short-term incentive plan that is based upon achievement of these goals; and

•

Provide long-term incentives in the form of stock options, restricted stock and/or restricted stock units that are designed to increase long-term shareholder value by aligning the interests of our executive officers with those of our shareholders.

These guidelines are considered by the Compensation Committee when the various elements of the executive compensation program are being assessed. We strive to keep each individual element of compensation at or near the market median/50th percentile, therefore keeping our total compensation at approximately the market median/50th percentile.

Competitive Market

We use several surveys and data points when we review executive compensation as described further below.

General Survey Data. We define our market as a broad range of companies across various industries in the $1-3 billion revenue category. We chose this revenue category because revenue from our prior fiscal year was in this range and revenue from fiscal 2010 was expected to be in this range. The Compensation Committee uses published survey data from the following sources for our executive compensation analysis:

•	Hewitt Associates ($1—2.49 billion revenue category for corporate positions)

•	Towers Perrin ($1—3 billion revenue category for corporate positions)

H.B. Fuller participates in both of these surveys. The Hewitt Associates survey includes 360 companies and is titled “Total Compensation Measurement™ (TCM™) General Industry/Retail Total Compensation by Industry: Executive -2009”; the Towers Perrin survey includes 428 companies and is titled “U.S. CDB General Industry Executive Database 2009 Descriptive Statistics Report.” Towers Perrin performed chemical industry regression analysis on their survey data for several executive positions.

For Mr. Kenny in our EIMEA region, the Compensation Committee also utilized additional data from Towers Perrin that did not come from the survey referenced above. Towers Perrin provided the same type of survey data for the EIMEA region senior vice president position.

Peer Group Data. During fiscal year 2009, the Compensation Committee approved a peer group consisting of the following companies:

Albemarle Corp.	Ferro Corp.	Polyone Corp.
Arch Chemicals Inc.	FMC Corp.	RPM International Inc.
Ashland Inc.	Georgia Gulf Corp.	A. Schulman, Inc.
Avery Dennison Corporation	Hexcel Corp.	Sensient Technologies Corp.
Cabot Corp.	International Flavors & Fragrances Inc.	Sigma-Aldrich Corp.
Celanese Corp.	The Lubrizol Corp.	Solutia Inc.
Cytec Industries Inc.	Nalco Holding Co.	Valspar Corp.
Eastman Chemical Co.	Olin Corp.
Ecolab Inc.	OM Group, Inc.

These companies represent global, publicly-traded chemical and allied products companies in the 2800 Standard Industrial Classification Code with revenues between $871.1 million to 8.1 billion. No changes were made to the composition of the peer group during fiscal 2010.

Use of Market Data in Fiscal 2010

When analyzing compensation paid to named executive officers, the Compensation Committee uses specific data that matches revenue and job responsibilities from the published surveys. For fiscal 2010, the above-referenced survey data used by the Compensation Committee to review total compensation (base salary, short-term incentive compensation and long-term incentive compensation) for our executive officers showed that our total compensation was in line with the market data matched according to revenue and job responsibilities.

In fiscal year 2010, Management and the Compensation Committee began to use the peer group data, in conjunction with the general survey data that we use for reference purposes, as a reference point for compensation design considerations. This data was derived from proxy statement data available from an Equilar database. Peer group pay level data may be reviewed using a regressed value, to provide a general perspective of compensation for a company of our size. However, the primary data sources for pay level information are the survey sources listed in the section titled “General Survey Data”.

The Compensation Committee uses survey data and peer group data because these sources of data are considered reliable market information. When we refer to market data in the rest of this Compensation Discussion and Analysis, unless otherwise noted, we are referring to the “General Survey Data” and the “Peer Group Data” discussed above.

Compensation Process

The Compensation Committee reviews and approves all elements of compensation for our Chief Executive Officer, (“CEO”), taking into account the Board of Directors’ review and assessment of the performance of the CEO as well as competitive market data and information from our human resources personnel and its independent compensation consultant. The Compensation Committee also reviews and approves all elements of compensation for our other executive officers, taking into account the recommendations of the CEO, as well as competitive market data and information from our human resources personnel and its independent compensation consultant.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration factors related to H.B. Fuller’s performance, such as H.B. Fuller’s earnings and revenue growth, and business-unit-specific operational and financial performance. Other considerations include H.B. Fuller’s business objectives, its corporate responsibilities (including equity among executive officer positions and affordability), competitive practices and trends, and regulatory requirements. In deciding on the type and amount of compensation for each executive officer, the Compensation Committee focuses on both the current pay and the opportunity for future compensation, and combines the compensation elements for each executive officer in a manner that optimizes the executive officer’s contribution to H.B. Fuller.

The Compensation Committee on occasion meets with the CEO and/or certain other executive officers to obtain recommendations with respect to our compensation program, practices and packages for executive officers and directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The CEO typically attends the Compensation Committee’s meetings, except when his compensation package is discussed. In addition, the Compensation Committee also holds executive sessions not attended by any members of management.

Compensation Consultant

Beginning in April 2010, the Compensation Committee hired Buck Consultants, LLC, a wholly owned subsidiary of Xerox Corporation, to provide ongoing advice and information regarding design and implementation of the Company’s executive compensation programs as requested by the Compensation Committee. See further discussion regarding the Compensation Committee’s independent consultant under the heading “Compensation Committee” in the Corporate Governance Section in this Proxy Statement. In this Proxy Statement, we discuss the use of compensation consultants when the Compensation Committee utilized its independent consultant for a specific project. In addition, from time to time, management receives information from the compensation consultant in preparation for Compensation Committee meetings.

Key Elements of the Executive Compensation Program

The key elements of the executive compensation program are:

Element of Compensation	Type of Compensation	Purpose	How Impacted by Performance
Base Salary	Cash	Attract and retain high caliber executive talent with competitive fixed compensation	Not performance based

Short-term incentive	Cash	Aligns executive performance with achievement of company strategic goals and objectives and provides financial reward for meeting or exceeding specific metrics	Payouts dependent on achievement of predetermined financial performance goals

Long-term incentive	Stock Options	Attract, retain and reward high caliber executive talent; ownership of common stock encourages long-term strategic decision making that is aligned with shareholder interests	Increase in H.B. Fuller Common Stock price increases value of options
	Restricted Stock and Restricted Stock Units	Retention of executive talent and reward for performance

Increase in H.B. Fuller Common Stock price increases value of restricted stock and restricted stock unit awards.

CEO grant contains a performance goal which must be achieved before restricted stock may vest.

Other benefits	Includes supplemental retirement and deferred compensation plans, severance, change-in-control and other perquisites	Attract and retain high caliber executive talent	Not performance-based

Additional information regarding base salary, short-term incentive compensation and long-term incentive compensation follows.

Base Salary.    Each executive officer’s job is positioned in a salary grade based upon market data and an analysis of the job responsibilities of positions. Salary ranges are established to generally reflect competitiveness at the market median/50th percentile. Base salaries are set to reflect the complexity and importance of a position and the experience each executive officer brings to the position, as well as the market rate paid for such positions. The Compensation Committee reviews and considers the annual performance of the named executive officers and determines whether and to what extent a merit salary increase is warranted. In the past, annual merit increases have typically been considered by the Compensation Committee in November or early December of each year and have become effective on December 1st regardless of the actual date of the fiscal year-end. Beginning in fiscal 2010, the Compensation Committee reviewed and considered the performance and annual merit increases in January, and the effective date of annual merit increases was February 1st, reflecting the entire 14-month period. In future fiscal years, the annual merit increases are intended to cover a twelve-month period and become effective February 1st.

Short-Term Incentive Compensation.    Short-term incentive awards are set for each executive officer so that the expected payout at target performance levels would result in short-term incentive compensation equal to competitive market levels of such compensation based on market data. The target percentage opportunities are established to generally reflect competitiveness at the market median/50th percentile. Payments under the short-term incentive program can range from no payment to a payment higher than the target, based upon Company and regional operating unit results.

The annual short-term incentive plan is designed to achieve several goals, including emphasizing the Company’s commitment to competitive compensation practices, driving a high performance culture and assuring accountability. The short-term incentive plan program places emphasis on achievement of financial metrics and focuses attention on business results. It also reinforces the importance of measurable and aligned goals and objectives.

Each year, the Compensation Committee establishes the annual cash incentive target opportunities as a percentage of base salary. Under the short-term incentive plan, the Compensation Committee may also consider extraordinary circumstances that may positively or negatively impact the achievement of the total Company performance objectives. The Board or management in their discretion, has the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis.

Predetermined financial performance measures and goals are set by the Compensation Committee each year. These financial measures and goals are based on company performance expectations and budget targets. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The plan is designed so that the maximum is earned when the results exceed the Company’s goals by a predetermined amount.

Long-Term Incentive Compensation.    Our long-term incentive program ties a significant portion of our executive officers’ annual total compensation to shareholder value creation, as measured by stock price performance. We currently award stock options, restricted stock and restricted stock units under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan as follows:

Stock Options.    Beginning with grants made in fiscal 2010, the standard “service-based” nonqualified stock options typically vest in three equal installments on each anniversary date of the grant which enhances retention. Vested stock options provide a benefit to an executive officer only if the market value of the stock increases over the term of the option and if the executive officer remains employed at H.B. Fuller. Stock options are granted for a 10 year term.

Restricted Stock and Restricted Stock Units.    Beginning with grants made in fiscal 2010, standard “service-based” restricted stock and restricted stock unit grants typically vest in three equal annual installments from the grant date which enhances retention. Restricted stock and restricted stock unit awards provide a benefit to an employee only if the employee remains employed until the award vests. Dividends are accrued on both restricted stock and restricted stock units during the period prior to vesting and are paid in the form of additional shares once vesting has occurred. Only restricted stock has voting rights during the period prior to vesting. In addition, if the market value of the stock increases over the grant date price of the award, the employee further benefits from that appreciation in value. For our CEO, beginning with restricted stock grants in fiscal 2010, a performance goal must be achieved or the restricted stock will not vest.

The value of an individual’s target award is established to generally reflect competitiveness at the market median/50th percentile for the applicable position and grade level. The CEO recommends to the Compensation Committee the number of stock options, restricted stock and/or restricted stock units to be granted to each executive officer. In order to emphasize a pay for performance philosophy, the

Compensation Committee retains full authority to accept, modify or reject these recommendations to increase or decrease the value of the award. The Compensation Committee also reviews total Company performance and the CEO’s individual performance to determine the award for the CEO. The number of options is determined based on a Black-Scholes valuation and a 30-day stock price average is applied. To determine the number of restricted stock/restricted stock units to be awarded, a 30-day stock price average is applied.

In fiscal 2010 and in the past, our Compensation Committee reviewed long-term incentives for our CEO and the other executive officers in late November or early December. These grants were effective as of the date of the Compensation Committee meeting or the first business day of the fiscal year, whichever was later. This ensured that only one long-term incentive grant was given in each fiscal year. The timing of this meeting was set more than one year in advance. Beginning in fiscal year 2011, the Compensation Committee will review long-term incentives for our CEO and the other executive officers in January. This grant date aligns better with the annual individual performance review process. Also, a January grant date will allow the grants to occur during the open trading period for H.B. Fuller stock as provided under Company policy. The grants of stock options are made with an exercise price determined as of the close of trading on the applicable grant day. We do not allow backdating of options, nor do we have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

Fiscal 2010 Base Salaries

In General.    The amount of annualized base salary and year-over-year increase for each of the named executive officers in fiscal year 2010 is set forth in the following table.

	Base Salary as of 12/1/2008 ($)	Base Salary as of 2/1/2010 ($)	Annualized Percent Increase from 12/1/2008 to 2/1/2010 (%)
James J. Owens	410,000	445,949	8.8	%(1)
Michele Volpi	738,400	815,000	10.4%
James R. Giertz	428,450	449,873	5%
Steven Kenny(2)	n/a	379,002	n/a
Ann B. Parriott	322,649	337,168	4.5%
Barry S. Snyder	290,000	298,700	3%

(1)	Mr. Owens began his employment with the Company on August 25, 2008. His annualized base salary for fiscal 2008 was $410,000. Mr. Owens did not receive a merit increase effective as of December 1, 2008 for fiscal 2009 as he was hired in the six months prior to fiscal year end. Mr. Owens received a prorated merit increase of 3% effective February 25, 2009. His base salary for the remainder of the fiscal 2009 was $422,300. Mr. Owens received a 5.6% increase on February 1, 2010.

(2)	Non U.S.-based compensation paid to Mr. Kenny is denominated in British Pound Sterling and has been converted to U.S. dollars at the same exchange rate used for financial reporting purposes.

Analysis of Fiscal 2010 Base Salaries.    Mr. Owens’ fiscal 2010 base salary, prior to his promotion to President and CEO effective November 19, 2010, was in the third quartile of his salary range for business unit roles of similar size and responsibility based upon market data. His salary was higher than the midpoint of the salary range to reflect Mr. Owens’ extensive experience in the chemical industry. For fiscal 2010, Mr. Owens received a merit increase of 5.6% effective February 1, 2010. Effective November 19, 2010, the Board of Directors appointed Mr. Owens as President and CEO of the Company and approved a 25.6% increase in base salary to $560,000 as a reflection of his new responsibilities as CEO. This increase was based on review, analysis and discussion with the independent compensation consultant. This included a review of the following market data: Mercer 2009 Global Premium Executive Remuneration Suite (All Industries $1—2.5 billion); Hewitt 2010 Executive Compensation Database (All Industries $1—2.5 billion); and, Watson Wyatt 2009/2010 Survey Report on Top Management Compensation (All Industries $1—2.5 Billion and Chemical $1—2.5 billion). The Compensation Committee also reviewed market data relating to our peer group, both the entire peer group and a subset of the peer group with revenues up to $3 billion.

For fiscal 2009, the Compensation Committee hired Mercer to conduct an in-depth analysis of CEO compensation. As a result, the Compensation Committee determined that it was not necessary to engage an external compensation consultant to conduct an analysis of Mr. Volpi’s compensation for fiscal 2010 and instead referenced the 2009 review for perspective. After a review of Mr. Volpi’s performance, the Compensation Committee decided to award Mr. Volpi with a 10.4% increase in base salary to $815,000 effective February 1, 2010 based on the following factors:

•	Company financial performance during a difficult economic time

•	Progress on strategic plan

•	Development of Company executive leadership team

•	Strengthened collaboration between Board of Directors and Company leadership

•	Desire to move Mr. Volpi closer to the midpoint of his salary range

This increase positioned Mr. Volpi’s salary near the salary range midpoint of $811,500. On November 19, 2010, Mr. Volpi resigned as President, CEO and director of the Company, and his employment with the Company was terminated effective December 7, 2010.

Mr. Giertz’s fiscal 2010 base salary was slightly above the third quartile of the salary range for CFOs based on market data. His salary has historically been higher than the midpoint in this salary range to reflect Mr. Giertz’s extensive experience in both finance (as a CFO) and in operations with prior employers, where he held key leadership positions in several companies. For fiscal 2010, Mr. Giertz received a merit increase of 5%. Mr. Kenny’s fiscal 2010 base salary was in the second quartile of the salary range based on market data. Mr. Kenny was not eligible for an increase as of February 1, 2010 as he was hired within six months prior to the fiscal year end. Ms. Parriott’s fiscal 2010 base salary was in the third quartile of her salary range for Vice Presidents of Human Resources based on market data. Her salary has been higher than the midpoint to reflect Ms. Parriott’s prior leadership experience and her contributions in her role. Ms. Parriott received a merit increase of 4.5%. Mr. Snyder’s fiscal 2010 base salary fell in the second quartile of his salary range for Chief Technology Officers based on market data. For fiscal 2010, Mr. Snyder received a 3% merit increase.

For fiscal 2010, all merit increases for the named executive officers (except for Mr. Volpi) fell within the Company’s general merit increase guidelines for our general employee population.

Fiscal 2010 Short-Term Incentive Compensation

In General.    For fiscal 2010, based on market data, the annual cash incentive target opportunity for our executive officers ranged from 40% to 100% of base salary at a target level of performance. Potential payouts ranged from 0% to 200% of the target award based on attainment of operating unit and/or Company predetermined financial goals. The threshold level for the annual cash incentive was set at 80% of each financial target goal, except the Organic Revenue metric had a threshold amount of 85%. At these levels, the annual cash incentive would pay out at 50% of the target incentive. Higher payouts are possible if performance is above threshold levels.

In January 2010, the Compensation Committee reviewed the weighting of financial metrics in the short-term incentive plan. The Compensation Committee approved revisions to the short-term incentive metrics for fiscal year 2010 for the CEO and Regional Operating positions, which place more emphasis on achievement of increases in Organic Revenue. The weighting of the Operating Income and Net Working Capital metrics were decreased to offset the increased emphasis on Organic Revenue.

All performance measures for the named executive officers, and the percentage of the incentive based on these measures as established by the Compensation Committee, are set forth in the table below:

Performance Measure	CEO[1]	CFO and Corporate Positions[2]	Regional Operating Unit[3]
EPS[4]	30%	30%	30%
Company Organic Revenue[5]	40%
Company Operating Income[6]	20%
Company Net Working Capital[7]	10%
Region Organic Revenue			40%
Region Operating Income			20%
Region Net Working Capital			10%
North America Composite		25%
Europe, Middle East & Africa Composite		20%
Asia Pacific Composite		12.5%
Latin America Composite		12.5%

1	Includes Mr. Volpi for fiscal 2010. This weighting of performance metrics also applied to Mr. Owens after he was appointed CEO. The short-term incentive for Mr. Owens for fiscal 2010 was calculated using prorated amounts for the time periods he held the relevant positions during fiscal 2010.

2	Includes Mr. Giertz, Ms. Parriott and Mr. Snyder.

3	Includes Mr. Owens for the time period for which he held a regional operating position. Also includes Mr. Kenny.

4	Earnings Per Share (“EPS”) is defined as net income divided by common stock shares outstanding (diluted).

5	Organic Revenue is defined as Revenue, excluding the effects of changes due to foreign currency exchange rates and acquisitions/divestitures.

6	Operating Income (“OI”) is defined as gross profit less selling, general and administrative expenses. For administrative purposes, OI is used as a proxy for Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).

7	Net Working Capital as a percentage of annualized trade revenue (“NWC”) is used as a proxy for Return on Gross Investment (“ROGI”) and is defined as: (Trade Receivables, net + (plus) Inventories—(minus) Trade Payables) and divide that by the (Quarterly Net Revenue X (times) 4). This percentage is calculated at the end of each quarter and then the average of the four quarters is the short-term incentive plan metric performance for the year.

Analysis of Fiscal 2010 Short-Term Incentive Awards.    The financial performance measures approved by the Compensation Committee in January 2010 were selected because management believed they were the most representative measurements of our financial results and were key financial measures that linked to our long-term strategic plan. This year, NWC was used as a proxy for ROGI (which we used last year) because employees at all levels have more impact on NWC than ROGI. In addition, persons who are eligible for short-term incentives are able to better relate to NWC. For example, employees at a plant are able to see inventory levels going up or down, so they can more directly see how their actions impact NWC versus ROGI.

For fiscal 2010, the financial performance measures and both the target and the actual performance were as set forth below (amounts for EIMEA Region are in Euros or U.S. Dollars as noted). Amounts shown in the table below may differ from reported results due to adjustments which are allowed under the short-term incentive plan as set forth in footnotes 2 and 3 below.

Performance Measure ($ or € amounts in thousands as noted, except EPS)	CEO	CFO and Corporate Positions		Americas Regional Operating Unit[1]	EIMEA Regional Operating Unit
EPS
Target	$1.46	$1.46		$1.46	$1.46
Actual[2]	$1.61	$1.61		$1.61	$1.61
Company Organic Revenue
Target[3]	$1,322,328
Actual[3]	$1,345,891
Company Operating Income
Target[3]	$114,773
Actual[3]	$109,029
Company NWC
Target	16.5%
Actual	16.8%
Region Organic Revenue
Target[3]				$800,637	€269,852	[4]
Actual[3]				$795,486	€287,274	[4]
Region Operating Income
Target[3]				$88,391	€14,348	[4]
Actual[3]				$85,095	€12,859	[4]
Region NWC
Target				17.3%	17.4%
Actual				18.1%	18.1%
North America Composite		*	*[5]
Europe, India, Middle East & Africa Composite		*	*[5]
Asia Pacific Composite		*	*[5]
Latin America Composite		*	*[5]

1	Mr. Owens’ role was expanded to include both North America and Latin America effective January 25, 2010. Based on this expanded role, the short-term incentive plan metrics were changed effective the same date to include both Latin America and North America. From the beginning of fiscal 2010 through late January 2010, Mr. Owens was measured on the North America targets only. These targets were as follows ($ amounts in thousands, except for EPS): EPS of $1.46, NA Operating Income of $73,260, NA NWC of 15.2% and NA Organic Revenue $564,917. After his appointment as President and CEO, the CEO targets were applied for the remainder of the performance period.

2	Actual EPS differs from reported EPS due to adjustments or exclusions which are allowed under our short-term incentive plan, including (a) individual legal settlements (payments or receipts) with a value (net of insurance) of $3 million or greater will not be included in metric calculations, (b) unbudgeted reorganization or restructuring related items which cannot be offset by related benefits in the fiscal year will not be included in metric calculations, (c) unbudgeted acquisitions and divestitures are excluded from all actual and target metric calculations, as applicable, and (d) any unbudgeted asset write-downs in excess of $2 million will not be included in metric calculations.

3	The amounts listed for Actual or Target Company Operating Income, Operating Income for the Americas Regional Operating unit and Operating Income for the EIMEA Regional Operating unit may differ from reported numbers due to adjustments or exclusions that are allowed under our short-term incentive plan. See footnote two above for further explanation.

4	The amounts in Euros have been converted into U.S. Dollars at the same exchange rate used for financial reporting purposes as follows($ amounts in thousands): (a) Region Organic Revenue Target: $384,624, (b) Region Organic Revenue Actual: $385,609, (c) Region Operating Income Target: $20,450, and (d) Region Operating Income Actual: $17,238. The Company does not calculate these target and actual numbers in U.S. Dollars in determining whether the metric has been met. Local currency is used for these calculations.

5	The composite metrics are a weighted composite of the region’s organic revenue, operating income and NWC targets. The actual payouts for the composite metrics for each of the regions for Mr. Giertz were as follows: North America: 14.4% of base salary; Europe, India, Middle East & Africa: 14.3% of base salary; Asia Pacific: 7.4% of base salary; and Latin America: 4.3% of base salary. The actual payout for the composite metrics for each of the regions for Ms. Parriott and Mr. Snyder were as follows: North America: 12.3% of base salary; Europe, Middle East & Africa: 12.3% of base salary; Asia Pacific: 6.3% of base salary; and Latin America: 3.7% of base salary.

The short-term incentive target and actual payment as a percent of base salary for fiscal 2010 for each of our named executive officers is set forth in the table below:

Named Executive Officer	Target Payment as a % of Base Salary	Actual Payment as a % of Base Salary*
James J. Owens	56/100%	60/114%
Michele Volpi	100%	114%
James R. Giertz	56%	63%
Steven Kenny	40%	52%
Ann B. Parriott	48%	54%
Barry S. Snyder	48%	54%

*	The actual payment that was made is found in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in this Proxy Statement. Mr. Owens has two percentages noted: the first percentage in each column relates to the time period he was covered by regional operating metrics; the second percentage relates to the time period during which he was the CEO.

The short-term incentive award payment opportunity at each level of performance for our named executive officers for fiscal 2010 is shown in the “Grants of Plan-Based Awards During Fiscal Year 2010” table in this Proxy Statement. The specific performance goals for the target level are considered to be challenging but achievable.

Fiscal 2010 Long-Term Incentive Compensation

In General.    The fiscal 2010 long-term incentive plan design called for grants with a mix of 50% nonqualified stock options/50% restricted stock/restricted stock units. This was a change from the prior year mix of 60% nonqualified stock options/40% restricted stock/restricted stock units. The target values for each named executive officer’s long-term incentive award are set forth in the table below (the differences in target award values are due to the named executive officers being in different job grades at the end of fiscal year 2009). It is the general practice of the Compensation Committee to make awards to executive officers in a range of 80% to 120% of the target value below.

Target Value of Long-Term Incentive for FY 2010 ($)
James J. Owens	500,000
Michele Volpi	2,000,000
James R. Giertz	500,000
Steven Kenny	500,000
Ann B. Parriott	275,000
Barry S. Snyder	275,000

Analysis of Fiscal 2010 Long-Term Incentive Awards.    In October 2009, prior to the grant of awards for fiscal 2010, the Compensation Committee reviewed the plan design for the long-term incentive awards. At that time, the Compensation Committee approved changes for awards made for fiscal 2010. The Compensation Committee utilized Towers Perrin as a consultant on this review. Towers Perrin provided information using the peer group set forth under the “Peer Group Data” heading above. Based on this review and to better align with market practices, for fiscal year 2010 the Compensation Committee decided to take the following actions:

•	change the percentage value of stock option awards from 60% to 50% and to change the percentage value of restricted stock and/or restricted stock unit awards from 40% to 50%

•	change the stock option award vesting from a 4-year ratable schedule to a 3-year ratable schedule

•	change the restricted stock/restricted stock unit vesting from a three-year cliff vesting schedule to a three-year ratable vesting schedule

•	provide retirement eligible employees with restricted stock units as opposed to restricted stock

•	adjust the economic value of the long-term incentive awards to better align with the median of market practice and ensure appropriate differentiation by pay grade

For the grant of restricted stock to our CEO during fiscal year 2010, we also added a performance measure. The grant of restricted stock to Mr. Volpi contains a requirement that the restricted stock will vest in three equal installments on January 31, 2011, December 3, 2011 and December 3, 2012 only if (1) one or more of the performance measures in the CEO’s short-term incentive program are met (except for the net working capital metric) for fiscal 2010 as determined by the Compensation Committee and (2) Mr. Volpi continues to be employed by the Company on the respective vesting date. Since Mr. Volpi’s employment with the Company ended on December 7, 2010, the shares of restricted stock did not vest and were forfeited.

During fiscal year 2010, all long-term incentive awards to NEOs fell within 80% to 120% of the target value above. Fiscal year 2010 long-term incentive awards of stock options, restricted stock and restricted stock units are set forth in the “Grants of Plan-Based Awards During Fiscal Year 2010” table in this Proxy Statement. Mr. Kenny received a grant of stock options on October 1, 2010 pursuant to terms agreed to when he was hired by the Company. This grant of stock options was not a part of the long-term incentive plan and had a grant date fair market value of $250,000.

Other Executive Benefits and Perquisites

In General.    In order to attract and retain high caliber executive talent, we provide executive officers market competitive perquisite and other benefit programs. We also provide some of these benefits to assist our executive officers so that they may efficiently use their time on H.B. Fuller business. Our U.S.-based named executive officers participate in the same health and welfare programs as all other U.S.-based H.B. Fuller employees.

In addition to our broad-based retirement plan (in which participation was frozen as of 1/1/2007*), we provide the following perquisites and benefits to our executive officers who are based in the United States or who are U.S. expatriates:

Perquisites and Benefits	Description
Defined Contribution Restoration Plan

•      Defined contribution restoration plan, non-qualified retirement plan for executives hired after 12/31/2006:

➢       3% non-elective (retirement) contribution restoration for compensation in excess of IRS limits**;

➢       Defined contribution supplemental executive retirement plan credit equal to 7% of eligible earnings***; and

➢       4% 401(k) match restoration for compensation match in excess of IRS limits.

Key Employee Deferred Compensation Plan

•      Allows deferral of a portion of annual base salary and/or any annual incentive payment. If an executive defers a portion of his or her salary or incentive payment into the Company stock account, the Company credits units of Common Stock and matches 10% of the amount credited with units of Common Stock. None of the named NEOs participated in this plan during fiscal year 2010.

Auto Allowance	• Monthly allowance.

Financial Counseling	• Up to $7,500 annually in financial planning and tax preparation.

Executive Health Exams	• Annual health exam expenses, including related travel.

Excess Liability Insurance

•      Group personal excess liability insurance policy provides individual coverage up to $5,000,000. The Company pays the policy premium and the premium is included in the NEO’s income and is grossed up to pay the tax withholding.

Perquisites and Benefits	Description
Relocation Expense	• Assistance with relocation, sale and purchase of home, temporary living assistance, and movement of property, including a tax gross up for certain assistance that is taxable.

*	Eligible employees (including Michele Volpi and Ann B. Parriott) hired prior to January 1, 2007 are eligible for a qualified defined benefit pension plan described in the narrative accompanying “Pension Benefits” table in this Proxy Statement.

**	The 3% non-elective (retirement contribution) benefit is available through the H.B. Fuller Company 401(k) & Retirement Plan only to eligible employees (including James J. Owens, James R. Giertz and Barry S. Snyder) who were hired after December 31, 2006 as such employees are not eligible for the defined benefit retirement offered to employees hired prior to January 1, 2007.

***	The 7% defined contribution supplemental executive retirement plan credit is available to eligible plan participants (including James J. Owens, Michele Volpi, James R. Giertz, Ann B. Parriott and Barry S. Snyder) who were either hired after December 31, 2006 or who made a transition election to participate in the defined contribution supplemental executive retirement plan in lieu of participation in the defined benefit supplemental executive retirement plan.

Of the perquisites and benefits set forth above, only the financial counseling, executive health exam and the excess liability insurance are extended to Mr. Kenny, who is not based in the United States and is not an expatriate. Other benefits provided to Mr. Kenny include:

Perquisites and Benefits	Description
Retirement Plan	• See descriptions of retirement plan in the “Pension Benefits” table in this Proxy Statement.

Auto Allowance	• Monthly allowance.

Analysis of Fiscal 2010 Executive Benefits and Perquisites.    We provide perquisites to our executive officers to generally reflect competitiveness at the market median/50th percentile. However, the defined contribution restoration plan is designed to be above market to differentiate the Company in the competition for key executive talent. The Company provides supplemental executive retirement benefits under the defined contribution restoration plan for executive officers to complement the benefits provided through H.B. Fuller’s broad-based retirement plans.

In conjunction with the annual review of executive officer total compensation, the Compensation Committee reviews executive officer benefits and perquisites. In fiscal 2010, the Compensation Committee reviewed market data on the prevalence of the following benefits and perquisites: the Key Employee Deferred Compensation Plan, auto allowance, executive health exam program and financial counseling. The data used to review the market prevalence of all of these benefits was:

•	2009 Hewitt TCM Executive Compensation Policies and Programs U.S. Edition (439 participating companies)

•	Watson Wyatt 2009/2011 Survey Report on Perquisite Policies & Practices (prevalence for top management excluding CEO) (300 participating companies)

•	Towers Perrin 2009 Employee Benefit Information Center Executive Database (most recent proxy filing date with no data being more than two years old) (373 participating companies)

•	Peer Group noted in “Peer Group Data” section above

•

3M Company, Best Buy Co., Inc., Donaldson Co. Inc., General Mills, Inc., Graco Inc., Imation Corp., Medtronic Inc., Polaris Industries, Inc., Supervalu Inc., Target Corp., and U.S. Bancorp. We reviewed the benefits and perquisites at these companies because they are competitors for talent in the regional marketplace in which we operate.

The annual review of executive officer total compensation with the Compensation Committee did not cover the prevalence of personal excess liability insurance coverage or relocation programs because the survey data on these types of programs is very limited. The Compensation Committee did not review the prevalence of the defined contribution restoration plan due to the philosophy that this plan is designed to be above market as discussed above. There were no changes made as a result of the Compensation Committee’s review of the perquisite and other benefit programs because of the market prevalence of these programs. All perquisites paid to our named executive officers are disclosed in the “Summary Compensation Table” under the Other Compensation column and the footnotes thereto.

Severance, Change-in-Control and other Employment-Related Agreements

In General.    H.B. Fuller does not have employment agreements with any of the named executive officers that provide for a specified term of employment. The Company does have an employment agreement with Mr. Kenny as discussed below. The Company also has change-in-control agreements discussed under the heading “Change-in-Control Agreements”, executive severance agreements discussed under the heading “Severance”, and agreements regarding certain payments to Mr. Owens and Mr. Snyder discussed under the heading “Other” below.

Severance.    The executive severance agreements provide for payment of the following severance benefits if the eligible executive officer’s employment is terminated involuntarily by the Company without cause (as defined in the agreement) or voluntarily by the executive officer for good reason (as defined in the agreement):

•	Severance pay equal to one times (two times for the CEO) base salary plus target bonus, payable over the 12 months (24 months for the CEO) following termination;

•	Continued group medical and dental insurance over 12 months (18 months for the CEO); and

•	Outplacement services with a value of up to $20,000.

Except as indicated above with respect to the CEO, the same form of agreement was provided to all named executive officers except for Mr. Kenny. The severance agreement with Mr. Kenny provides for a reduction in any severance pay due to him for any severance pay required by local law. Mr. Owens’ agreement was amended effective December 2, 2010 to provide for the enhanced CEO benefits.

Change-in-Control Agreements.    All named executive officers have entered into change-in-control agreements with H.B. Fuller. These agreements provide for payments under certain circumstances following a change-in-control of the Company. The Compensation Committee believes that one of the purposes of providing change-in-control agreements is to provide financial security to the executive officer in the event the executive officer’s employment is terminated in connection with a change-in-control. The agreement is intended to ensure the executive officer remains focused on activities related to a change-in-control that could be in the best interest of the Company and its shareholders, and that the executive officer is not distracted by compensation implications as a result of a change-in-control. The Compensation Committee also believes that change-in-control agreements assist in the retention of executive officers at a time when their departure might be detrimental to the Company and shareholders.

The change-in-control agreements contain a “double trigger” for receipt of change-in-control payments. This means that there must be a change in control of the Company and a termination of employment (or a material change to employment) for the provisions to apply and benefits to be paid. The Compensation Committee believes that a “double trigger” is more appropriate than a “single trigger” because it prevents the unnecessary payment of benefits to an executive officer in the event that the change in control does not result in the executive officer’s termination of employment or a material change in the terms of the executive officer’s employment (such as demotion, pay cut or relocation).

An explanation of any payments to be made under the change-in-control agreements is found under the heading “Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control” in the section of this Proxy Statement titled “Potential Payments Made Upon Termination or Change-In-Control”.

Other.    The Company has an agreement with Mr. Owens regarding the payment of a relocation bonus. This bonus was offered to Mr. Owens to encourage him to join the Company and to compensate him for the loss of benefits and compensation he would have received from his prior long-term employer. The Compensation Committee approved an amendment to this agreement with Mr. Owens regarding his relocation bonus during early fiscal year 2010. Under the original agreement, Mr. Owens was eligible to receive $500,000 if he relocated to Minnesota within 24 months of the date he was hired. Under the amendment, Mr. Owens was eligible to receive $250,000 of the $500,000 bonus if he remained employed by the Company until August 1, 2010. This payment was made to Mr. Owens and is reflected in the “Bonus” column of the Summary Compensation Table. If he remains employed by the Company and relocates to Minnesota by August 1, 2012, he is eligible to receive the remaining $250,000 payment.

The Company does have an employment agreement with Mr. Kenny because employment agreements are customary in the region in England where Mr. Kenny is based. The agreement with Mr. Kenny sets forth his salary, job functions, benefits, ownership of intellectual property, and termination, non-competition and confidentiality provisions. The agreement does not provide for any minimum term of employment. See the section titled “Potential Payments made upon Termination or Change-in-Control” later in this Proxy Statement for contractual payments that the Company may owe Mr. Kenny under his employment agreement. In addition, as part of the offer of employment to Mr. Kenny, he was granted equity awards: (1) he received a grant of nonqualified stock options with 50% of the expected value provided on or near his hire date, and the other 50% of the expected value provided on October 1, 2010 as long as he remained employed by the Company; and (2) a pro-rated long-term incentive plan award granted on his date of hire in October 2009. The grant of nonqualified stock options was made in recognition of the loss of benefits from his prior employer.

The Company also has an agreement with Mr. Snyder regarding the payment of a bonus. This bonus was offered to Mr. Snyder to encourage him to join the Company and in recognition of the loss of stock he would incur in leaving his prior employer. It was structured, in part, as a retention bonus over a period of three years after his hire in lieu of paying a large hiring bonus at the time of hire with no retention criteria specified. Mr. Snyder was eligible to receive $320,000 in four equal payments of $80,000 each. The first payment of $80,000 was paid to Mr. Snyder within 30 days of his hire date. The second and third installments were paid on or about the first and second anniversaries of his hire date. The final payment will be paid on or about the third anniversary of his hire date provided that he remains employed by the Company.

Stock Ownership

We believe that ownership of H.B. Fuller Common Stock by executive officers encourages long-term, strategic decision making that helps to reduce undue short-term risk-taking and is aligned with the best interests of H.B. Fuller’s constituents. Goals for recommended levels of executive stock ownership were established in 2003 and are reviewed annually. An executive officer’s stock ownership goal (which includes directly held H.B. Fuller stock, H.B. Fuller stock held in the H.B. Fuller Company 401(k) & Retirement Plan, restricted stock, restricted stock units and stock units held in the Key Employee Deferred Compensation Plan) ranges in dollar amount from one to five times the executive officer’s annual salary, depending on job grade.

The guideline for the CEO is ownership of at least five times his base salary in H.B. Fuller Common Stock and the guideline for other named executive officers is ownership of at least two to three times their base salaries, depending on job grade. The guideline provides that an executive should strive to reach the applicable stock ownership goal within five years of appointment to their position. The guideline for Mr. Giertz and Mr. Kenny is ownership of at least three times their base salary in H.B. Fuller Common Stock. The guideline for Ms. Parriott and Mr. Snyder is ownership of at least two times their base salary in H.B. Fuller Common Stock. The Compensation Committee reviews the stock holdings of our named executive officers annually. This year’s review was based on job grades and stock values in effect as of June 30, 2010. At that point in time, no named executive officer had been in his or her present position for more than five years and no named executive officer had met his or her stock ownership goal. All of the named executive officers are continuing to make progress on meeting their stock ownership goals.

Tax Considerations

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to a named executive officer other than the CFO. The Annual and Long-Term Incentive Plan (“ALTIP”) was approved by shareholders in 2008 and includes specific performance criteria; therefore, annual incentive awards granted under the ALTIP are deemed to meet the requirements of Section 162(m). The Committee believes that compensation paid pursuant to the ALTIP will be deductible.

The shareholders approved the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan at the 2006 Annual Meeting of Shareholders and the ALTIP at the 2008 Annual Meeting of Shareholders. Therefore, cash incentive awards, stock options and other performance-based compensation under these plans may be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation voluntarily deferred by our executive officers under our Key Employee Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2010 subject to the Section 162(m) cap did not exceed $1,000,000 for anyone who was an executive officer as of fiscal 2010 year end.

The Compensation Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of H.B. Fuller and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of H.B. Fuller and our shareholders.

Our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

2011 Compensation Arrangements with James J. Owens

On November 19, 2010, the Company’s Board of Directors appointed James J. Owens President and CEO and elected him as a director. On December 2, 2010, the Compensation Committee of the Company’s Board of Directors approved the compensation and benefits to be paid to Mr. Owens as

President and CEO effective November 19, 2010. Mr. Owens will receive an annual base salary of $560,000. Also, he will be entitled to receive a target incentive opportunity of 100% of his base salary with a maximum incentive opportunity of up to 200% of his base salary under the Company’s short-term incentive plan for the fiscal year ending December 3, 2011. In addition, Mr. Owens will be eligible for a stock-based award in an amount equal to $840,000 under the Company’s long-term incentive plan for such fiscal year. Mr. Owens will be eligible to receive other standard benefits provided to executives and other key employees of the Company under the Company’s benefit plans and programs, which are described above.

In addition, Mr. Owens’ Severance Agreement with the Company dated August 25, 2008 was amended effective December 2, 2010 to modify certain payments and benefits to be provided to Mr. Owens in the event his employment with the Company is terminated either involuntarily without cause or voluntarily for good reason, as follows: (i) the amount of any separation pay that would be paid to Mr. Owens was increased from one time to two times his annual cash compensation and (ii) the period of time after his termination of employment during which the Company would pay a portion of the premiums or cost of any group medical and/or dental insurance coverage was increased from 12 months to 18 months.

Consistent with Company practice regarding pay of directors who are also employees of the Company, Mr. Owens will not receive any separate compensation for serving as a director of the Company.

Total Compensation for Named Executive Officers

We believe that the policies and programs described in the Compensation Discussion and Analysis maintain an appropriate balance between motivating achievement of short-term goals and strategically leading H.B. Fuller in a direction to provide long-term success and therefore serve the interests of H.B. Fuller and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with H.B. Fuller management the Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended November 27, 2010.

Compensation Committee of the Board of Directors of H.B. Fuller Company

R. William Van Sant, Chair

Juliana L. Chugg

Thomas W. Handley

Lee R. Mitau

John C. van Roden, Jr.

SUMMARY COMPENSATION TABLE

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal year 2010 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(1)(5)	Change in Pension Value and Non- qualified Deferred Compen -sation Earnings ($)(6)	All Other Compen -sation ($)(7)	Total ($)
James J. Owens	2010	441,401	250,000	283,907	282,305	277,937	—	240,869	1,776,419
President and Chief Executive Officer	2009	419,130	—	155,282	231,976	387,911	—	212,389	1,406,688
	2008	110,384	521,517	35,186	46,762	—	—	30,949	744,798

Michele Volpi(8)	2010	800,269	—	1,083,038	981,938	918,276	5,681	3,536,537	7,325,739
Former President and Chief Executive Officer	2009	737,854	—	539,610	806,082	1,031,012	36,905	168,997	3,320,460
	2008	710,273	319,500	538,490	717,247	—	162	217,635	2,503,307

James R. Giertz	2010	445,753	—	271,565	270,029	280,919	—	146,479	1,414,745
Sr. Vice President, Chief Financial Officer	2009	428,095	—	155,282	231,976	304,242	—	95,955	1,215,550
	2008	307,677	77,490	125,622	161,013	—	—	63,553	735,355

Steven Kenny(9)	2010	379,002	—	246,861	495,655	196,830	—	59,903	1,378,251
Sr. Vice President, Europe India, Middle East & Africa

Ann B. Parriott(10)	2010	334,376	—	149,359	148,512	180,602	31,656	93,298	937,803
Vice President, Human Resources	2009	322,331	—	109,606	163,745	196,382	32,577	70,152	894,793
	2008	306,147	66,122	94,794	126,281	—	6,724	76,554	676,622

Barry S. Snyder(9)	2010	297,027	80,000	135,783	135,014	160,371	—	94,783	902,978
Vice President, Chief Technology Officer	2009	290,000	80,000	91,338	136,456	176,510	—	251,261	1,025,565

(1)	Includes cash compensation deferred at the election of the executive under the H.B. Fuller Company 401(k) & Retirement Plan and the Key Employee Deferred Compensation Plan. For Mr. Kenny only, includes cash compensation deferred at his election into the H.B. Fuller Retirement Benefits Plan.

(2)	We award bonuses under our short-term incentive plan based on our achievement of certain performance targets as discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement. Accordingly, bonus amounts under the short-term incentive plans are shown in the Non-Equity Incentive Plan Compensation column of this table. The bonuses for fiscal 2008 are shown in this column as they were awarded to the named executive officers after the exercise of discretion by the Compensation Committee under the short-term incentive plan even though the performance target was not met. The amount shown for Mr. Owens as a bonus for 2008 consists of two amounts: a) $21,517 under the short-term incentive plan, and b) $500,000 as a hiring bonus. The amount show for Mr. Owens as a bonus for 2010 relates to an amount paid to him pursuant to his offer letter, as amended. See discussion under “Other” in the Compensation Discussion & Analysis section of this Proxy Statement.

(3)	The amounts in this column represent the grant date fair value of time-based and performance-based restricted stock awards made in fiscal 2010 and time-based restricted stock awards made in fiscal 2009 and fiscal 2008 calculated in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant.

(4)	The amounts in this column represent the grant date fair values of stock option awards. In accordance with FASB ASC Topic 718, the grant date fair value of these awards have been determined using the Black-Scholes method and based on the assumptions set forth in Note 3 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 27, 2010, except that the assumption related to forfeitures is not included in the calculations for these purposes.

(5)	As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the amounts in this column represent cash bonuses paid out under our short-term incentive plan.

(6)	The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated retirement benefits under the H.B. Fuller Retirement Plan. See the “Pension Benefits” table later in this Proxy Statement for additional information. The Change in Pension Value is based on the same assumptions as those used for the valuation of the plan liabilities in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010. The assumptions made in the calculations of these amounts may be found in Note 10 to the audited financial statements in our Annual Report on Form 10-K. The amounts reported for fiscal year 2008 had a measurement date of August 31, 2008. In accordance with accounting standards, the Company changed its measurement date effective for the fiscal year ending in 2009, from August 31 to the fiscal year-end date. As a result, the amounts for fiscal year 2009 were measured as of the end of the fiscal year, and the net increase in the present value of accrued benefits was pro-rated by 12/15ths to account for 15 months of benefit growth from the prior fiscal year’s information. For fiscal year 2008, the change in pension value amount for Mr. Volpi was negative. The negative balance was due to Mr. Volpi’s election to transfer from the defined benefit supplemental executive retirement plan to the defined contribution supplemental executive retirement plan. The increase in the value of the H.B. Fuller Retirement Plan for Mr. Volpi was $4,954. The resulting negative amount for Mr. Volpi was not included in the Summary Compensation Table. Ms. Parriott made the election to transfer from the defined benefit supplemental executive retirement plan to the defined contribution supplemental executive retirement plan as well. However, the total amount of her change in pension value for fiscal 2008 was only partially offset by the transfer from the defined benefit supplemental executive retirement plan to the defined contribution supplemental executive retirement plan. The full increase in the value of the H.B. Fuller Retirement Plan for Ms. Parriott for fiscal 2008 was $13,061. Amounts reported also include the amount of interest accrued during the applicable fiscal year on the officer’s account in the Key Employee Deferred Compensation Plan that exceeded 120% of the applicable federal long-term rate, if any. In fiscal 2010 and 2009, no named executive officers had any interest accrued that exceeded 120% of the applicable federal long-term rate. In fiscal 2008: for Mr. Volpi, this amount was $162; for Ms. Parriott, $73.

(7)	The table below shows the components of this column for fiscal 2010, which include Company matching contributions to H.B. Fuller’s defined contribution plans, dividends on restricted stock and perquisites paid by the Company for the benefit of the executive officer. The amounts represent the amount paid by, or the incremental cost to, the Company.

All Other Compensation—Fiscal Year 2010

Name	Defined Contribution Plan Company Match & Contributions ($)	Defined Contribution Restoration Plan Contributions ($)	Dividends on Unvested Restricted Stock ($)	Perquisites (see table below) ($)	Severance ($)		Total ($)
James J. Owens	17,150	100,498	7,654	115,567	—		240,869
Michele Volpi	9,800	189,531	30,767	26,999	3,279,440	(a)	3,536,537
James R. Giertz	17,150	88,080	8,727	32,522	—		146,479
Steven Kenny	30,320	—	3,784	25,799	—		59,903
Ann B. Parriott	9,800	48,706	5,381	29,411	—		93,298
Barry S. Snyder	17,150	49,239	6,612	21,782	—		94,783

Perquisites—Fiscal Year 2010

Name	Auto Allowance ($)	Personal Excess Liability Insurance ($)(b)	Health Exam ($)	Financial Counseling ($)	Housing & Commuting Expenses and Related Tax Gross-Ups ($)(c)	Spousal Airfare ($)(d)	Total Perquisites ($)
James J. Owens	14,400	1,499	2,225	500	94,025	2,918	115,567
Michele Volpi	18,000	1,499	—	7,500	—	—	26,999
James R. Giertz	14,400	1,499	14,123	2,500	—	—	32,522
Steven Kenny	17,464	835	—	7,500	—	—	25,799
Ann B. Parriott	14,400	1,499	6,512	7,000	—	—	29,411
Barry S. Snyder	14,400	1,499	2,929	2,500	—	454	21,782

(a)

Mr. Volpi had a severance agreement dated May 20, 2008 (the “Severance Agreement”) with the Company, which provided that Mr. Volpi was entitled to receive the following severance payments and benefits upon the termination of his employment with the Company (without cause or for good reason) (1) $3,260,000, representing the amount equal to two times his annual cash compensation (including salary and cash incentive), payable in part in a lump sum of $2,800,000 six months after his employment termination date, with the balance of $460,000 payable in equal installments in accordance with the Company’s regular payroll practices and schedule over a twenty-four month period; (2) for a period of up to eighteen months, continued coverage under the Company’s group medical and dental insurance programs, with the Company continuing to pay the Company’s portion of any premiums or costs of coverage estimated at $19,440; and (3) for a period of up to one year, outplacement services with a total cost not to exceed $20,000. The amount in the table does not include the outplacement services due to the uncertainty of payment of these costs.

(b)	Includes premiums paid on a tax-protected basis on personal excess liability insurance of $835 and a related tax gross-up of $664. Executives hired after approximately mid-year are not assessed a premium for that year. The amount for Mr. Kenny does not include a related tax gross-up.

(c)	Amount for Mr. Owens includes a housing expense of $8,435 (with a related tax gross-up of $4,098) and commuting expenses of $45,391 (with a related tax gross-up of $36,101).

(d)	Amounts for spousal airfare were paid in accordance with company policy requiring a valid business purpose for payment of spouse travel expenses. These amounts are treated as income to the employee and are not grossed up for tax purposes.

(8)	The amounts in the “All Other Compensation” column for fiscal 2009 and 2008 have been reduced by $8,297 and $2,600 respectively from amounts reported in this column in prior years due to in advertent inclusion of a higher amount of dividends on unvested restricted stock in the applicable years than was appropriate.

(9)	Mr. Kenny was not a named executive officer in either fiscal 2008 or fiscal 2009. Mr. Snyder was not a named executive officer in fiscal 2008. Therefore, their compensation information is only provided for the applicable fiscal years.

(10)	The amount in the “All Other Compensation” column for fiscal 2009 has been reduced by $2,094 from amount reported in this column in fiscal 2009 due to in advertent inclusion of a higher amount of dividends on unvested restricted stock than was appropriate.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010

The following table summarizes the grants of plan-based awards in fiscal year 2010 for each of the named executive officers in the Summary Compensation Table.

Name and Award Type	Grant Date	Date of Meeting of Compen- sation Committee at which Grant was Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
James J. Owens
Short-Term Incentive			128,968	257,936	515,873
LTI Award	12/3/2009	12/3/2009								13,802			283,907
LTI Award	12/3/2009	12/3/2009									33,275	20.57	282,305

Michele Volpi
Short-Term Incentive			401,117	802,233	1,604,467
LTI Award	12/3/2009	12/3/2009					48,007	(5)					1,083,038
LTI Award	12/3/2009	12/3/2009									115,740	20.57	981,938

James R. Giertz
Short-Term Incentive			124,965	249,929	499,859
LTI Award	12/3/2009	12/3/2009								13,202			271,565
LTI Award	12/3/2009	12/3/2009									31,828	20.57	270,029

Steven Kenny			75,131	150,263	300,525
Short-Term Incentive
LTI Award	12/3/2009	12/3/2009								12,001			246,861
LTI Award	12/3/2009	12/3/2009									28,935	20.57	245,485
Employment Inducement Award(6)	10/1/2010	10/1/2009									30,557	20.20	250,170

Ann B. Parriott
Short-Term Incentive			80,340	160,679	321,358
LTI Award	12/3/2009	12/3/2009								7,261			149,359
LTI Award	12/3/2009	12/3/2009									17,505	20.57	148,512

Barry S. Snyder
Short-Term Incentive			71,340	142,680	285,360
LTI Award	12/3/2009	12/3/2009								6,601			135,783
LTI Award	12/3/2009	12/3/2009									15,914	20.57	135,014

(1)	The amounts shown in these columns represent the bonus opportunity under our short-term incentive plan for fiscal 2010 performance discussed under “Fiscal 2010 Short-Term Incentive Compensation” in this Proxy Statement. The actual amount paid out in January 2011 under the short-term incentive plan is set forth in the Summary Compensation Table.

(2)	The restricted stock awards are granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan. The restricted stock grants vest in three annual installments beginning on the first anniversary date of the grant. Under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan, dividends on restricted stock are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	Except as otherwise noted, these options are granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan and become exercisable at the rate of one-third each year beginning on the first anniversary of the grant date, and expire 10 years from the grant date. These options become immediately exercisable upon retirement (age 65 and 10 years of service), death, disability or change-in-control.

(4)	The fair value of the restricted stock awards is calculated by multiplying the number of shares of restricted stock by the closing price of our Common Stock on the date of grant. The Black-Scholes option pricing method was used to estimate the grant date fair value of the options in this column.

(5)	The restricted stock award for Mr. Volpi was granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan. The restricted stock grant would have vested in three annual installments on January 31, 2011, December 3, 2011 and December 3, 2012 only if (a) one or more of the performance measures in the CEO’s short-term incentive program measures had been met (except for the net working capital metric) for fiscal 2010 as determined by the Compensation Committee and (b) Mr. Volpi continued to be employed by the Company on the respective vesting date. Under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan, dividends on restricted stock are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in the event of death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column. Since Mr. Volpi’s employment with the Company ended on December 7, 2010, the shares of restricted stock did not vest and were forfeited.

(6)	Mr. Kenny was awarded these stock options as part his agreement to join the Company. An initial award of stock options with a value of $250,000 was granted on his hire date. This award of stock options has a grant date of October 1, 2010 and vests in four equal annual installments beginning on October 1, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table summarizes the total outstanding equity awards as of November 27, 2010 for each of the named executive officers in the Summary Compensation Table.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
James J. Owens	10/02/2008	3,692	3,693	19.03	10/02/2018
	12/04/2008	11,915	35,748	14.15	12/04/2018
	12/03/2009	-0-	33,275	20.57	12/03/2019
	10/02/2008					1,911	(3)	40,264
	12/04/2008					11,292	(3)	237,922
	12/03/2009					13,981	(3)	294,580

Michele Volpi	06/27/2002	5,122	-0-	15.31	06/27/2012
	12/09/2002	3,364	-0-	13.95	12/09/2012
	12/03/2003	10,162	-0-	13.65	12/03/2013
	12/02/2004	24,464	-0-	14.49	12/02/2014
	12/01/2005	39,608	-0-	16.02	12/01/2015
	12/04/2006	48,231	16,078	26.79	12/04/2016
	12/06/2007	40,326	40,327	26.65	12/06/2017
	12/04/2008	41,405	124,217	14.15	12/04/2018
	12/03/2009	-0-	115,740	20.57	12/03/2019
	12/06/2007					21,054	(3)	443,607
	12/04/2008					39,241	(3)(4)	826,808
	12/03/2009					48,630	(5)	1,024,634

James R. Giertz	04/02/2008	11,985	11,986	20.93	04/02/2018
	12/04/2008	11,915	35,748	14.15	12/04/2018
	12/03/2009	-0-	31,828	20.57	12/03/2019
	04/02/2008					6,237	(3)	131,414
	12/04/2008					11,292	(3)	237,922
	12/03/2009					13,373	(3)	281,769

Steven Kenny	10/01/2009	10,427	31,281	19.85	10/01/2019
	12/03/2009	-0-	28,935	20.57	12/03/2019
	10/01/2010	-0-	30,557	20.20	10/01/2020
	10/01/2009					1,385	(3)	29,182
	12/03/2009					12,157	(3)	256,148

Ann B. Parriott	01/27/2006	19,858	-0-	18.74	01/27/2016
	12/04/2006	12,057	4,020	26.79	12/04/2016
	12/06/2007	7,100	7,100	26.65	12/06/2017
	12/04/2008	8,411	25,233	14.15	12/04/2018
	12/03/2009	-0-	17,505	20.57	12/03/2019
	12/06/2007					3,706	(3)	78,085
	12/04/2008					7,971	(3)	167,949
	12/03/2009					7,355	(3)	154,970

Barry S. Snyder	10/27/2008	22,307	22,308	12.94	10/27/2018
	12/04/2008	7,009	21,028	14.15	12/04/2018
	12/03/2009	-0-	15,914	20.57	12/03/2019
	10/27/2008					10,079	(3)	212,365
	12/04/2008					6,642	(3)	139,947
	12/03/2009					6,687	(3)	140,895

(1)	Stock options granted prior to December 3, 2009 vest in four equal annual installments beginning on the first anniversary of the grant date. Stock options granted on or after December 3, 2009 vest in three equal annual installments beginning on the first anniversary of the grant date. Options become immediately exercisable upon retirement (age 55 and 10 years of service), death, disability or change-in-control.

(2)	The market value is based on the closing price at November 26, 2010 (the last business day of the fiscal year) of $21.07.

(3)	Time-based restricted stock shares and units granted December 1, 2005 through December 4, 2008 vest entirely on the third anniversary of the grant date. Restricted shares and units granted after December 4, 2008 vest in three equal annual installments beginning on the first anniversary of the grant date. The restricted stock shares and units become immediately vested in the event of death, disability and change-in-control.

(4)	Since Mr. Volpi’s employment with the company ended on December 7, 2011, these shares of time-based restricted stock did not vest and were forfeited.

(5)	These performance-based restricted stock shares were granted on December 3, 2009 subject to a requirement that the restricted stock will vest in three equal annual installments on January 31, 2011, December 3, 2011 and December 3, 2012 only if (1) one or more of the performance measures in the CEO’s short-term incentive program measures are met (except for the net working capital metric) for fiscal 2010 as determined by the Compensation Committee and (2) Mr. Volpi continues to be employed by the Company on the respective vesting date. Since Mr. Volpi’s employment with the Company ended on December 7, 2010, the shares of restricted stock did not vest and were forfeited.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2010

The following table summarizes the number of options exercised and shares of restricted stock vested during fiscal year 2010 for each of the named executive officers in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James J. Owens	-0-	-0-	-0-	-0-
Michele Volpi	-0-	-0-	17,304	365,808
James R. Giertz	-0-	-0-	-0-	-0-
Steven Kenny	-0-	-0-	-0-	-0-
Ann B. Parriott	-0-	-0-	4,326	91,452
Barry S. Snyder	-0-	-0-	-0-	-0-

(1)	The value realized on the vesting of stock awards is the closing market price of a share of H.B. Fuller Common Stock on the date of vesting multiplied by the number of vested shares. H.B. Fuller withheld shares of the H.B. Fuller Common Stock from the amounts shown having a value equal to the applicable tax withholding requirement.

PENSION BENEFITS—FISCAL YEAR 2010

The amounts reported in the table below equal the present value of the accumulated benefit as of November 27, 2010 for the named executive officers under the H.B. Fuller Company Retirement Plan based on the assumptions described in note 1 below. Mr. Owens, Mr. Giertz, Mr. Kenny and Mr. Snyder are not eligible to participate in the H.B. Fuller Company Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Michele Volpi	H.B. Fuller Company Retirement Plan	8.417	105,785	-0-

Ann B. Parriott	H.B. Fuller Company Retirement Plan	4.917	111,653	-0-

(1)	The “Present Value of Accumulated Benefit” is based on service and earnings (base salary and bonus) considered by the plan for the period through November 27, 2010. The “Present Value of Accumulated Benefit” is based on the same assumptions as those used for the valuation of the plan liabilities in H.B. Fuller Company’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010, except in accordance with SEC guidance. The assumptions made in the calculations of these amounts may be found in Note 10 of the audited financial statements in our Annual Report on Form 10-K.

The H. B. Fuller Company Retirement Plan is a funded and tax-qualified plan that provides pension benefits to 782 active employees as of December 31, 2010. Entry into the plan was frozen as of December 31, 2006 to new participants. Neither Mr. Volpi nor Ms. Parriott is currently eligible for early retirement benefits.

Employees hired or rehired after December 31, 2006 are eligible for the “3% ‘non-elective’” retirement credit under the H.B. Fuller Company 401(k) & Retirement Plan discussed below. All regular, full-time and part-time U.S. employees who were hired before January 1, 2007 are eligible to participate in the plan after six full months of employment. Normal Retirement Age is defined as age 65; however employees are generally eligible to retire with unreduced benefits at age 62 or later if they have completed 10 years of service, and are eligible to retire with reduced benefits from ages 55 to 61 if they have completed 5 years of service.

The amount of pension benefits received at retirement is based on a formula that includes final average compensation and years of service. Final average compensation is the average amount of eligible earnings for the five highest paid calendar years of the last 10 years of credited service. Eligible earnings are defined as base salary and short-term incentive cash bonuses below the IRS-prescribed limit applicable to tax-qualified plans ($245,000 for calendar year 2010). The benefit will equal the sum of 1.0% of final average compensation for each year of credited service plus .45% of final average compensation in excess of the Social Security covered compensation level for each year of credited service up to a maximum of 30 years.

The pension benefit an employee earns over his or her career with H.B. Fuller is payable starting after retirement on a monthly basis for life. Employees vest in the plan after completing five years of qualifying service.

Benefits under this plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The section 415 limit for calendar year 2010 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

In the past, in certain circumstances, H.B. Fuller has adjusted its standard retirement benefits in order to bring in key executive talent. In the circumstances in which these adjustments have been made, it has been to recognize valuable experience that an executive brings from a prior career and is now bringing to H.B. Fuller. We have not adjusted the standard retirement benefits for any of the named executive officers.

For Mr. Kenny, who is based in England, our stakeholder pension plan is a defined contribution plan. Eligibility for the stakeholder pension plan is immediate upon hire. The contribution consists of a 4% non-elective credit and a matching credit on a 1 to 1 basis for the first 4% of employee contributions. Benefit payout is based on the employee decision. The employee may choose between an annuity of the retirement saving or a partial lump sum and annuity pay-out at retirement at age of 55 or later. Employees who leave the company before retirement age can choose to leave their account where it is or to transfer the value of their account to another personal or stakeholder plan.

No pension benefits were paid to any named executive officers in the last fiscal year.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2010

The following table summarizes information with respect to the participation of the named executive officers in our nonqualified deferred compensation plans. Mr. Kenny is not eligible to participate in our nonqualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
James J. Owens	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	100,498	1,638	-0-	156,473

Michele Volpi	Key Employee Deferred Compensation Plan	-0-	-0-	12,151	-0-	149,136
	Defined Contribution Restoration Plan	-0-	189,531	12,015	-0-	578,277

James R. Giertz	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	88,080	2,477	-0-	171,349

Ann B. Parriott	Key Employee Deferred Compensation Plan	-0-	-0-	453	-0-	10,335
	Defined Contribution Restoration Plan	-0-	48,706	4,013	-0-	178,394

Barry S. Snyder	Key Employee Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Defined Contribution Restoration Plan	-0-	49,239	820	-0-	77,419

(1)	None of the named executive officers made contributions to the Key Employee Deferred Compensation Plan or the Defined Contribution Restoration Plan during fiscal year 2010.

(2)	The Company did not make any contributions to the Key Employee Deferred Compensation Plan relating to the named executive officers during fiscal year 2010. The Company contributions under the Defined Contribution Restoration Plan are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the totals in this column, the table below sets forth amounts that were previously reported as compensation to the relevant named executive officers in our Summary Compensation Table for previous years for the Key Employee Deferred Compensation Plan and for the Defined Contribution Restoration Plan.

Name	Plan Name	Amount previously reported as compensation to the named executive officer in our Summary Compensation Table for previous years ($)
James J. Owens	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
		111,519

Michele Volpi	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	114,781
		364,491

James R. Giertz	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
		116,879

Ann B. Parriott	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	12,803
		97,291

Barry S. Snyder	Key Employee Deferred Compensation Plan Defined Contribution Restoration Plan	-0-
		50,058

Key Employee Deferred Compensation Plan.    The Key Employee Deferred Compensation Plan is a nonqualified deferred compensation plan that allows deferral of salary or short-term incentive awards on a pre-tax basis. Executive officers may defer up to 80% of their base salary or up to 100% of their short-term incentive award. The plan is unfunded and does not protect the executive from insolvency of the Company.

Amounts deferred under the Key Employee Deferred Compensation Plan are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the executive. Executive officers are allowed to change their investment elections at any time. The one year rates of return for such investments for fiscal 2010 are as follows: Prime Rate Fund 3.28%; PIMCO VIT Total Return AC, 7.36%; PIMCO VIT Real Return AC, 7.52%; Fidelity VIP Equity-Income SC, 8.19%; T. Rowe Price Equity Income II, 8.62%; Dreyfus Stock Index IS, 10.55%; Fidelity VIP Contrafund SC, 13.78%; Oppenheimer Capital Appreciation VA Non-SS, 9.39%; Janus AS Forty SS, 5.4%; Goldman VIT MidCap Value, 22.28%; Fidelity VIP MidCap SC, 27.25%; T. Rowe Price MidCap Growth II, 27.22%; Royce Micro-Cap IC, 27.50%; Lincoln VIPT Baron Growth Opportunities SC, 24.29%; Van Kampen UIF US Real Estate CI I, 37.20%; Oppenheimer Global Securities VA Non-SS, 12.28%; Dreyfus VIF International Value IS, 0.03%; Janus AS Overseas SS, 26.80%; and H.B. Fuller Company stock, 5.72%. Participants who invest in the Company stock fund are eligible to receive a 10% match in Company stock. The value of the matching contributions received, if any, is disclosed in the Summary Compensation Table in this Proxy Statement. During fiscal year 2010, no named executive officers made contributions to this plan. In addition, the Compensation Committee may make discretionary contributions to a participant’s Company Stock account under this plan. For fiscal year 2010, no discretionary contributions were made to any of the named executive officers listed in the Summary Compensation Table. Balances in the plan reflect amounts that have accumulated over time and directly relate to participants’ length of participation in the plan, individual investment choices and individual decisions regarding the level of savings over time.

Executive officers are always 100% vested in their Key Employee Deferred Compensation Plan account and are entitled to receive a distribution from their account under the following circumstances: separation from service, death, disability, age 65, date elected or unforeseeable emergency that results in severe financial hardship that is consistent with the meaning of that term under section 409A of the IRS Code. Distributions are made in either a lump sum or, if previously elected by the executive officer, up to 11 annual installments. Distributions from the Company Stock account will be in the form of stock and all other amounts will be distributed in cash.

Defined Contribution Restoration Plan (“DC Restoration Plan”).    The DC Restoration Plan is a non-qualified unfunded retirement plan that is intended to provide for retirement benefits above amounts available under H.B. Fuller’s tax-qualified retirement plans. Participants in this plan receive annual credits in a bookkeeping account that is hypothetical in nature. Following are the three component accounts in the plan:

•

4% restoration plan match credit on H.B. Fuller Company 401(k) & Retirement Plan employer match to restore the company matching contribution that is restricted by IRS contribution limits, providing for a benefit of 4% of eligible compensation minus matching contributions under the H.B. Fuller Company 401(k) & Retirement Plan.

•

3% “restoration non-elective” credit provides a contribution of 3% of eligible pay in excess of the IRS annual limit for participants who were hired after December 31, 2006. Mr. Owens, Mr. Giertz and Mr. Snyder are the only named executive officers eligible for this retirement credit for fiscal year 2010.

•

7% supplemental executive retirement plan credit on all eligible earnings. During 2007, Mr. Volpi and Ms. Parriott elected to convert earned benefits under the H.B. Fuller Supplemental Executive Retirement Plan to the DC Restoration Plan effective January 1, 2008. Mr. Owens, Mr. Giertz and Mr. Snyder are participants in this plan due to their hire dates.

Contributions made on behalf of named executive officers under the DC Restoration Plan are disclosed in the “Summary Compensation Table” in this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In General.

The Company has certain arrangements, policies and practices covering the named executive officers in this Proxy Statement that require it to provide compensation in the event of certain types of terminations, including certain terminations due to a change-in-control of the Company.

The information set forth below describes amounts that the Company would pay or provide to a named executive officer or his/her beneficiaries in each of the following situations: voluntary termination, involuntary for cause termination, involuntary not for cause termination or good reason termination, involuntary (not for cause) or good reason termination after a change-in control, death, disability, early retirement and retirement. The estimated amounts payable are calculated as if the termination occurred on the last business day of the fiscal year, November 26, 2010, using the closing stock price from the last business day of the fiscal year.

We have not included payments or benefits that are fully disclosed in the Pension Benefits Table or the Nonqualified Deferred Compensation Table of this Proxy Statement, unless such payment is enhanced or its vesting or other provisions are accelerated. We have also not included information or payments related to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation in favor of the named executive officers and that are available generally to all salaried employees. We are calling these benefits “general benefits” and they include:

•	Accrued Vacation Pay

•	H.B. Fuller Company 401(k) & Retirement Plan (or similar applicable plan)

•	Health and Welfare Benefits

•	Life Insurance Proceeds

Voluntary Termination and Involuntary For Cause Termination

In the event of a voluntary termination or an involuntary for cause termination as of the last business day of the fiscal year, the Company is not obligated to provide any enhanced benefits or accelerate vesting of any existing benefits of a named executive officer.

Involuntary Not For Cause Termination or Good Reason Termination

In the event of an involuntary not for cause termination as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

We have a severance arrangement with each of the named executive officers. If the named executive officer’s employment with the Company is involuntarily terminated at the initiative of the Company for any reason other than cause or disability or at the initiative of the executive for good reason and such termination does not occur during the protected period of a change-in-control, then the executive officer is entitled to receive certain severance benefits. Good reason means a material reduction of the executive officer’s base salary, material diminution in the executive officer’s authority and duties, or a required change of the executive officer’s principal work location of 50 miles or more. Protected period means the 24-month period immediately following each and every change-in-control. In order to receive severance, the executive officer must sign a release of claims in favor of the Company and be in compliance with the terms of the executive severance agreement, including that the executive officer must agree not to compete with the Company or solicit customers or employees of the Company for two years after termination of employment. The severance benefit consists of the following:

•

A severance payment equal to one times (two times for the CEO) base salary plus target bonus, payable over the 12 months (24 months for the CEO) following termination. Any amount over the lesser of $460,000 or two times the executives annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the date of termination occurs shall be paid out in a lump sum at the earliest of the executive’s death or six months after the date of termination.

•	The executive is entitled to medical and dental insurance over 12 months (18 months for the CEO).

•	Outplacement services with a value up to $20,000.

In addition, for Mr. Kenny, any benefits he receives pursuant to local law are offset against the severance benefits set forth above.

Involuntary (Not for Cause) Termination or Good Reason Termination after a Change-in-Control

We have entered into a change-in-control agreement with each of the named executive officers. The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change-in-control of H.B. Fuller under the terms of these agreements. If during this protected period, the executive officer separates from service for any reason other than cause or disability, or the executive officer terminates his or her employment for good reason (including demotion, pay cut or certain relocations), the executive officer is entitled to receive a lump sum payment from us. The payment consists of the following:

•

The executive will receive a target short-term incentive plan payment prorated to the date of the termination without application of any denial provisions based on unsatisfactory personal performance or any other reason.

•

A severance payment equal to three times the sum of: (a) the executive’s highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change-in-control and ending on the date of the executive’s termination of employment; plus (b) the executive’s target annual incentive in effect immediately prior to the change-in-control.

•	A payment for outplacement services of up to $25,000.

•	In addition, the executive is entitled to medical and dental benefits for a three-year period following the termination of employment.

In the event severance payments are made to the named executive officers due to a change-in-control, we will adjust the payments and benefits in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code and do not exceed 330% of the executive’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement. The effects of the Internal Revenue Code are unpredictable and executive officers may have very different and unexpected effects based on their own particular compensation history. Therefore, these payments are intended to place an executive officer in the same position that they would have been in had they received the payments for reasons other than a change-in-control. The payments are not meant to pay regular income tax payments for an executive officer. In these situations, the Company will make payments to the executive officer to reimburse them for the excise tax, in addition to any other amounts to cover the tax imposed on the reimbursement. This is typically called a “gross-up”.

We have other compensatory arrangements with our named executive officers that will be affected by a change-in-control. The DC Restoration Plan provides that if within two years after a change-in-control, we terminate a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then zero to three years (depending on the participant’s position and pay grade) shall be added to both the participant’s age and years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change-in-control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full.

Payments upon Death or Disability

In the event of a death or disability as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

•	Stock options, restricted stock and restricted stock units would vest at death and at disability.

•	Benefits under the Defined Contribution Restoration Plan would vest at death or disability.

In the event of Mr. Kenny’s death as of the last business day of the fiscal year, his beneficiaries would be eligible to receive four times his annual base salary. In the event of a disability during which Mr. Kenny would not be able to work at all, as of the last business day of the fiscal year, Mr. Kenny would be eligible to receive 75% of his base salary after a 13 week waiting period up to a maximum payment of British Pound Sterling 158,000 per year ($255,498 on November 27, 2010). During the 13 week waiting period, the Company pays his normal base salary, allowances and fringe benefits.

Early and Normal Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for early or normal retirement.

EXECUTIVE BENEFIT AND PAYMENTS UPON TERMINATION—FISCAL YEAR 2010

The following table shows potential estimated payments to the named executive officers in this Proxy Statement upon (1) involuntary (not for cause) or good reason termination, (2) involuntary (not for cause) or good reason termination after a change-in-control, and (3) death or disability. The table assumes that the termination was effective on the last business day of the fiscal year and contains estimates of amounts that would be paid to the named executive officers upon termination in addition to the base salary and short-term incentive earned by the executives during the fiscal year and any applicable pension amounts payable to the executive officers discussed under the section titled Pension Benefits in this Proxy Statement. Actual amounts payable to any named executive officer would only be determined after an actual event of termination. For Mr. Volpi, who resigned as President and CEO on November 19, 2010 and whose employment was terminated as of December 7, 2010, amounts are provided only in the column titled “Involuntary Not For Cause or Good Reason”. Amounts paid to Mr. Volpi in connection with his termination also are set forth in the Summary Compensation Table in this Proxy Statement.

Name	Type of Payment	Involuntary Not For Cause or Good Reason ($)	Payments upon Involuntary (Not for Cause) or Good Reason Termination after a Change-in-Control ($)	Death or Disability ($)
James. J. Owens(1)
Short-Term Incentive Plan			257,936
Stock Options			271,548	271,548
Restricted Stock			572,764	572,764
Health and Welfare Benefits		12,960	38,880
Cash Severance		883,680	2,651,040
Outplacement Services		20,000	25,000
DC Restoration Plan			47,891	47,891
Excise Tax Gross-Up			1.270,248
Total		916,640	5,135,307	892,203

Michele Volpi
Short-Term Incentive Plan
Stock Options
Restricted Stock
Health and Welfare Benefits		19,439
Cash Severance		3,260,000
Outplacement Services		20,000
DC Restoration Plan
Excise Tax Gross-Up
Total		3,299,439

James R. Giertz
Short-Term Incentive Plan			249,929
Stock Options			264,968	264,968
Restricted Stock			651,109	651,109
Health and Welfare Benefits		12,960	38,880
Cash Severance		701,802	2,105,406
Outplacement Services		20,000	25,000
DC Restoration Plan			72,541	72,541
Excise Tax Gross-Up			1,087,129
Total		734,762	4,494,962	988,618

Steven Kenny
Short-Term Incentive Plan			150,263
Stock Options			79,216	79,216
Restricted Stock			285,325	285,325
Health and Welfare Benefits		1,698	5,094
Cash Severance		530,603	1,591,810
Outplacement Services		20,000	25,000
DC Restoration Plan
Excise Tax Gross-Up
Total		552,301	2,136,708	364,541

Ann B. Parriott
Short-Term Incentive Plan			160,679
Stock Options			183,365	183,365
Restricted Stock			401,005	401,005
Health and Welfare Benefits		12,960	38,880
Cash Severance		499,009	1,497,026
Outplacement Services		20,000	25,000
DC Restoration Plan
Excise Tax Gross-Up			682,206
Total		531,969	2,988,161	584,370

Barry S. Snyder
Short-Term Incentive Plan			142,680
Stock Options			334,835	334,835
Restricted Stock			493,206	493,206
Health and Welfare Benefits		12,960	38,880
Cash Severance		442,076	1,326,228
Outplacement Services		20,000	25,000
DC Restoration Plan			26,129	26,129
Excise Tax Gross-Up
Total		475,036	2,386,958	854,170

(1)	For Mr. Owens, the amounts calculated in the column titled “Payments upon Involuntary (Not for Cause) or Good Reason Termination after a Change-in-Control” were calculated based on the Severance Agreement that was in effect for Mr. Owens as of the last day of the fiscal year 2010. As of December 2, 2010, Mr. Owens Severance Agreement was amended to provide for an increased benefit due to his promotion to President and CEO of the Company. See the section titled “2011 Compensation Arrangements with James J. Owens” in this Proxy Statement.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure contained in this Proxy Statement.

The Company is asking shareholders to indicate their support for the compensation of our named executive officers described in this Proxy Statement. The Company has designed its executive compensation program to attract, motivate, reward and retain the executive talent required to achieve our corporate growth objectives and increase shareholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our shareholders. See “Executive Compensation—Compensation Discussion and Analysis.”

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement:

•	The Compensation Committee has designed our executive compensation program to be competitive with the compensation offered by those peers with whom we compete for management talent.

•

The Compensation Committee believes that there is a need to reasonably and fairly compensate and retain a senior management team that is relatively new to the Company and many of whom have left other executive positions to join H.B. Fuller to help attain its strategic goals.

•

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of short-term financial performance metrics and long-term decision making that is in the best interests of our shareholders:

➢	In fiscal 2010, we increased our revenue by 10 percent over fiscal 2009.

➢	In a very difficult raw material environment, we delivered an adjusted gross margin near the adjusted gross margin for fiscal 2009—a year in which we achieved a historically high adjusted gross margin.

➢	We made good progress in shifting our business portfolio toward future strategic growth opportunities.

➢	Our earnings per share were up nine percent over fiscal 2009, just short of our target range of 10 to 15 percent annual growth.

➢	For the 41st consecutive year in a row, we implemented an increase in the amount of our dividend that we pay to shareholders (three percent increase in fiscal 2010).

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the H.B. Fuller Company named executive officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.”

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this Proxy Statement.

PROPOSAL 3—NON-BINDING ADVISORY VOTE ON FREQUENCY OF AN ADVISORY

VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the frequency with which our shareholders shall have the advisory vote on executive compensation as provided in the previous proposal. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. The Company is required to hold an advisory vote on frequency at least once every six years.

The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•

We believe the best way for shareholders to evaluate H.B. Fuller’s performance is over a multi-year period because our compensation program is designed to incent and reward performance over a multi-year period based upon the long-term financial performance of the Company. For example, under our long-term incentive program we currently grant restricted stock, restricted stock unit and stock option awards that vest in three equal annual installments beginning on the first anniversary of the grant date. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation program, which constitutes a significant part (approximately 40%) of the total compensation of our executive officers. For these reasons, we believe that a three-year time horizon is appropriate in order to provide shareholders with a more comprehensive view of whether our executive officer compensation programs are achieving their objectives.

•

Because we believe that an effective compensation program should be consistent and incent performance over a multi-year horizon, we strive not to make frequent changes to our compensation programs. A three-year cycle is consistent with this approach.

•

We believe an annual say-on-pay vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective. For example, if the say-on-pay vote in April 2011 led to changes to the compensation program being made in December 2011, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual say-on-pay vote would take place in April 2012. Therefore, we believe that a three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders.

Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of the Company’s advisory votes on executive compensation.

The Board of Directors recommends that you vote for the option of every “THREE YEARS” as the frequency with which shareholders are provided an advisory vote on the compensation of the named executive officers.

AUDIT COMMITTEE REPORT

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as H.B. Fuller’s independent registered public accounting firm for the year ending December 3, 2011.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller’s independent registered public accounting firm for fiscal year 2010, was responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards and issuing a report.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol 1. AU Section 380), and they have discussed with us their independence and provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based upon our review and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010 filed with the SEC.

Audit Committee of the Board of Directors of H.B. Fuller Company

J. Michael Losh (Chair)	Juliana L. Chugg	Thomas W. Handley	Alfredo L. Rovira

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2009 and 2010 fiscal years.

	2010	2009
Audit Fees	$2,187,000	$2,394,000
Audit-Related Fees	$180,000	$128,000
Tax Fees	$0	$10,000
All Other Fees	$0	$0

Audit Fees:    Includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, as amended (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, (v) consultations concerning financial accounting and reporting and (vi) reviews of documents filed with the SEC and consents.

Audit-Related Fees:    Includes fees and expenses for due diligence services pertaining to potential business acquisitions.

Tax Fees:    Includes fees and expenses for U.S. federal, state and international tax planning and tax compliance services.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent registered public accounting firm. We have a policy of avoiding the engagement of our independent registered public accounting firm except for audit, audit-related and tax compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent registered public accounting firm. All of the services provided by our independent registered public accounting firm in fiscal 2010 and 2009 were pre-approved by the Audit Committee under its pre-approval procedures.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 3, 2011. KPMG LLP has acted as our independent registered public accounting firm since our 2004 fiscal year. While we are not required to do so, H.B. Fuller is submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 3, 2011 for ratification in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2011 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR

ratification of the appointment of KPMG LLP.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household H.B. Fuller Company proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. The Company will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Corporate Secretary, H.B. Fuller Company, or call (651) 236-5825.

DIRECTIONS TO H.B. FULLER COMPANY

1200 Willow Lake Boulevard

St. Paul, Minnesota

651-236-5900

Directions:

From the North:    Take I-35E south to County Road E. Take the County E exit (Exit 115) and turn left onto County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the South:    Take I-35E north to County Road E (approx. 10 miles from downtown St. Paul). Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the West:    Take I-494 or I-94 east to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the East:    Take I-694 west to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

PARKING:    Parking is available in the parking lot of the H.B. Fuller Company headquarters.

A-1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 14, 2011.

H.B. FULLER COMPANY H.B. FULLER COMPANY P.O. BOX 64683 ST. PAUL, MN 55164-0683	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	February 16, 2011
Date: April 14, 2011 Time: 2:00 PM CDT
Location: H.B. Fuller Company Headquarters
1200 Willow Lake Boulevard
Saint Paul, Minnesota 55110

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

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— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following:

1.      Election of Directors

  Nominees

  01)     J. Michael Losh

  02)     Lee R. Mitau

  03)     R. William Van Sant

The Board of Directors recommends you vote FOR the following proposal:

2.      A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached proxy statement.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

3.      A non-binding advisory vote on the frequency of an advisory vote on executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

4.      The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending December 3, 2011.

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 4 and for THREE YEARS for item 3. If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M30600-P05012-Z54553

H.B. FULLER COMPANY

Annual Meeting of Shareholders

April 14, 2011

This proxy is solicited by the Board of Directors

For Registered Shareholders: The undersigned, revoking all prior proxies, appoints James J. Owens, James. R. Giertz and Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the H.B. Fuller Company headquarters, 1200 Willow Lake Boulevard, Saint Paul, Minnesota on Thursday, April 14, 2011 at 2:00 p.m., local time, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

For Participants in 401(k) Plan: This voting instruction form is sent to you on behalf of JPMorgan Chase Bank, N.A. as Trustee of the H.B. Fuller Company 401(k) & Retirement Plan (the “Plan”). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Central Time on Monday, April 11, 2011, to be counted.

As participant in the Plan, the undersigned hereby directs JPMorgan Chase Bank as Trustee, to vote all shares of Common Stock of H.B. Fuller Company represented by the undersigned’s proportionate interest in the Plan at the Annual Meeting of Shareholders to be held on Thursday, April 14, 2011 at 2:00 p.m., local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting. Only the Trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.

Continued and to be signed on reverse side

H.B. FULLER COMPANY P.O. BOX 64683 ST. PAUL, MN 55164-0683	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M30599-P05012-Z54553 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

H.B. FULLER COMPANY The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees
01) J. Michael Losh
02) Lee R. Mitau
03) R. William Van Sant

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	A non-binding advisory vote to approve the compensation of our named executive officers disclosed in the attached proxy statement.							☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:							3 Years	2 Years	1 Year	Abstain
3.	A non-binding advisory vote on the frequency of an advisory vote on executive compensation.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
4.	The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent registered public accounting firm for the fiscal year ending December 3, 2011.							☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 4 and for THREE YEARS for item 3. If any other matters properly come before the meeting, the persons named in the proxy statement will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date